Filed pursuant to Rule 433

Registration No. 333-211910

Issuer Free Writing Prospectus dated December 11, 2017

Relating to Preliminary Prospectus Supplement dated December 11, 2017

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This prospectus supplement, together with the short form base shelf prospectus dated March 14, 2017 to which it relates, as amended or supplemented, and each document incorporated or deemed to be incorporated by reference in the short form base shelf prospectus, constitutes a public offering of securities offered pursuant hereto only in the jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Pershing Gold Corporation at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado, United States of America, 80401, telephone (720) 974-7248, which is its head office, and are also available electronically at www.sedar.com.

The issuer has filed (i) a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering, (ii) and a supplement to its base shelf prospectus with the securities commissions of each of the provinces of Canada, other than Quebec, in each case with respect to the offering described in this term sheet. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting: Canaccord Genuity Corp., attention: Syndication, 161 Bay Street, Suite 3000, Toronto, ON, M5J 2S1, email: ecm@canaccordgenuity.com; BMO Capital Markets, attention: Equity Capital Markets, 100 King St. West, Fourth Floor, Toronto, ON, M5X1H3, email: bmoprospectus@bmo.com; and Cantor Fitzgerald Canada Corporation, attention: Equity Capital Markets, 181 University Avenue, Suite 1500, Toronto, ON, M5H 3M7, email: ecmcanada@cantor.com.

PROSPECTUS SUPPLEMENT

To THE Short Form Base Shelf Prospectus dated March 14, 2017

New Issue	December [●], 2017

PERSHING GOLD CORPORATION

US$[●]

[●] SHARES OF COMMON STOCK

WARRANTS TO PURCHASE [●] SHARES OF COMMON STOCK

Pershing Gold Corporation (the “Company”, “Pershing”, “us” or “we”) is hereby qualifying for distribution (the “Offering”) [●] shares of common stock of the Company (the “Offered Shares”) and associated four-tenth common stock warrants to purchase an aggregate of [●] shares of common stock of the Company (each whole common share warrant, a “Warrant”) at a price (the “Offering Price”) of US$[●] per Offered Share and associated four-tenth Warrant. Each whole Warrant entitles the holder to purchase one (1) share of common stock of the Company (a “Warrant Share”) at an exercise price of US$[●] per Warrant Share for a period of two years from the closing of the Offering. The Offered Shares and Warrants are immediately separable and will be issued separately. The Offering is being made pursuant to an underwriting agreement dated December [●], 2017 (the “Underwriting Agreement”) among the Company and Canaccord Genuity Corp., BMO Nesbitt Burns Inc. and Cantor Fitzgerald Canada Corporation, as co-lead underwriters (collectively, the “Lead Underwriters”), together with Clarus Securities Inc. (together with the Lead Underwriters, the “Underwriters”), pursuant to which the Offered Shares and associated four-tenth Warrants will be offered for sale in the United States and all provinces and territories in Canada (other than Quebec) through the Underwriters, either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, in accordance with the terms of the Underwriting Agreement.

The outstanding shares of common stock of the Company (the “Common Shares”) are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “PGLC” and the NASDAQ Global Market (“NASDAQ”) under the trading symbol “PGLC”. On December [●], 2017, being the last full trading day prior to the announcement of the Offering, the closing price of the Common Shares on the TSX and the NASDAQ was $[●] and US$[●], respectively. On December [●], the last trading day before the date of this prospectus supplement, the closing price of the Common Shares on the TSX and NASDAQ was $[●] and US$[●], respectively. The Company has applied to list the Offered Shares and the Warrant Shares on the TSX and NASDAQ. Listing of the Offered Shares and Warrant Shares will be subject to the Company fulfilling all of the listing requirements of the TSX and NASDAQ.

Price: US$[●] per Offered Share and associated four-tenth Warrant

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	Public Offering Price(1)		Underwriting Commission(2)		Net Proceeds to the Company(3)
Per Offered Share and associated four-tenth Warrant	US$	[●]	US$	[●]	US$	[●]
Total(4)	US$	[●]	US$	[●]	US$	[●]

Notes:
(1)	The Offering Price was determined by arm’s length negotiation between the Company and the Lead Underwriters, on behalf of the Underwriters, with reference to the prevailing market price of the Common Shares. The Company intends to allocate US$[●] of the Offering Price as consideration for the issue of each Offered Share and US$[●] of the Offering Price as consideration for the issue of each four-tenths of one Warrant.
(2)	The Underwriters will receive the Underwriting Commission equal to 7.0% of the gross proceeds of the Offering.
(3)	After deducting the commission to be paid to the Underwriters (the “Underwriting Commission”), but before deducting the expenses of the Offering, which are estimated at US$[●] which will be paid by the Company from the proceeds of the Offering. Notwithstanding the foregoing, the Underwriting Commission for the Offering will be deducted from the proceeds from the Offering.
(4)	The Company has granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, (i) up to [●] additional Common Shares (“Option Shares”) at a purchase price of US$[●] per Option Share and/or (ii) [●] additional Warrants (“Option Warrants”) from us at a purchase price of US$[●] per Option Warrant. The grant of the Over-Allotment Option and the Option Shares and/or Option Warrants issuable upon exercise of the Over-Allotment Option are hereby qualified for distribution under this short form prospectus. A purchaser who acquires Option Shares and/or Option Warrants issuable on the exercise of the Over-Allotment Option acquires such Option Shares and/or Option Warrants under this prospectus supplement regardless of whether the Over-Allotment Position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total public offering price, Underwriting Commission and net proceeds to the Company will be US$[●], US$[●] and US$[●], respectively. See “Underwriting”.

The following table sets out the number of Common Shares and Warrants for which the Over-Allotment Option may be exercised:

	Maximum Number of Securities	Exercise Period	Exercise Price
Over-Allotment Option	Up to [●] Option Shares and/or [●] Option Warrants	Up to 30 days following the closing of the Offering	US$[●] per Option Share US$[●] per Option Warrant

When used herein, unless otherwise indicated or the context otherwise requires, all references to “Offering”, “Offered Shares”, “Warrants” and “Warrant Shares” include the Option Shares and/or Option Warrants issuable upon the exercise of the Over-Allotment Option.

There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this prospectus supplement. This may affect the price of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants and the extent of issuer regulations. See “Risk Factors”. The Company does not intend to apply to list the Warrants on the TSX or NASDAQ.

The Company has filed a prospectus supplement with the United States Securities and Exchange Commission (the “SEC”) to register the sale of up to [●] Offered Shares and associated four-tenth Warrants to purchase an aggregate of [●] Common Shares of the Company concurrently with this Offering. The Offered Shares and associated four-tenth Warrants will be offered in all provinces and territories of Canada except Québec and in the United States. The Offered Shares and associated four-tenth Warrants will be offered in the United States by BMO Capital Markets Corp., a U.S. affiliate of BMO Nesbitt Burns Inc., Canaccord Genuity Inc., a U.S. affiliate of Canaccord Genuity Corp. and Cantor Fitzgerald & Co., a U.S. affiliate of Cantor Fitzgerald Canada Corporation, under a prospectus supplement filed with the SEC and in Canada by the Underwriters under this prospectus supplement. Subject to applicable law, the Underwriters may offer to sell the Offered Shares and associated four-tenth Warrants outside of Canada and the United States.

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The Underwriters, as principals, conditionally offer the Offered Shares and associated four-tenth Warrants, subject to prior sale, if as and when issued by Pershing and accepted by the Underwriters, in accordance with the conditions contained in the Underwriting Agreement described under “Underwriting” and subject to the approval of certain legal matters on behalf of Pershing in Canada by Stikeman Elliott LLP and in the United States by Davis Graham & Stubbs LLP, and on behalf of the Underwriters in Canada by Bennett Jones LLP and in the United States by Cooley LLP. Subscriptions for the Offered Shares and associated four-tenth Warrants will be received subject to rejection in whole or in part and the Company reserves the right to close the subscription books at any time without notice. The closing of the Offering is expected to occur on or about December [●], 2017 or such other date as may be agreed upon between the Company and the Underwriters, but in any event not later than [●], 2018 (the “Closing Date”). It is anticipated that the Offered Shares will be issued in “book-entry only” form and represented by a global certificate or certificates, or be represented by uncertificated securities, registered in the name of CDS Clearing and Depositary Services Inc. (“CDS”) or its nominee or The Depositary Trust Company (“DTC”), as directed by the Underwriters, and will be deposited with CDS or DTC, as the case may be. Purchasers will be issued certificates representing the Warrants comprising a portion of their purchased Offered Shares and associated four-tenth Warrants. Beneficial holders of the Offered Shares will receive only a customer confirmation from the Underwriters, or another registered dealer who is a CDS or DTC participant, and from or through whom a beneficial interest in the Offered Shares and associated four-tenth Warrants are acquired. If any Offered Shares are not able to be issued in “book-entry only” form through CDS or DTC in advance of the Closing Date for any reason, then those investors or their designated holders will receive definitive certificates representing their interests in such Offered Shares. See “Underwriting”.

After the Underwriters have made reasonable efforts to sell all of the Offered Shares and associated four-tenth Warrants, the initial offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price. Notwithstanding any reduction by the Underwriters on the Offering Price, the Company will still receive the net proceeds stated above. See “Underwriting”.

In conjunction with the Offering, we have entered into subscription agreements with certain existing shareholders and other investors with whom the Company or its directors have an existing relationship (the “Private Purchasers”), whereby the Private Purchasers have agreed to purchase from us at the Offering Price, through a private placement (the “Private Placement”) to be completed concurrently with the Offering, [●] Common Shares (the “Private Placement Shares”), together with an associated four-tenth Warrant for the purchase of [●] Common Shares (the “Private Placement Warrant Shares”). The Private Placement will be conducted on the same price and terms as this Offering. Any shares purchased by the Private Purchasers are not covered by this prospectus supplement and will be sold pursuant to an exemption from registration pursuant to Regulation D under the Securities Act of 1933, as amended (the “U.S. Securities Act”). This Offering and the Private Placement are contingent on the completion of the other and are expected to close concurrently.

Investors should rely only on current information contained in or incorporated by reference into this prospectus supplement and the accompanying short form base shelf prospectus as such information is accurate only as of the date of the applicable document. We have not authorized anyone to provide investors with different information. Information contained on our website shall not be deemed to be a part of this prospectus supplement or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in the securities. We will not make an offer of these securities in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the face page of this prospectus supplement or the date of any documents incorporated by reference herein.

An investment in the Offered Shares and associated four-tenth Warrants is subject to a number of risks. Investors should review this prospectus supplement, together with the Company’s 2016 10-K for the year ended December 31, 2016 and the Company’s short form base shelf prospectus dated March 14, 2017, in their entirety and carefully consider the risk factors described under “Risk Factors” and the risks identified in the documents incorporated by reference herein before purchasing Offered Shares and associated four-tenth Warrants.

No Canadian securities regulator has approved or disapproved of the securities offered hereby, passed upon the accuracy or adequacy of this prospectus supplement and the accompanying short form base shelf prospectus or determined if this prospectus supplement and the accompanying short form base shelf prospectus are truthful or complete. Any representation to the contrary is a criminal offence.

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NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED HEREBY, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences in both the United States and Canada. Investors should read the tax discussion in this prospectus supplement and consult their own tax advisors with respect to their own particular circumstances. See “Risk Factors”.

In connection with the Offering, subject to applicable laws, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Underwriting”.

Pershing is incorporated under the laws of a foreign jurisdiction. In addition, all of the directors of the Company, Stephen Alfers, Barry Honig, Edward Karr, Alex Morrison and Pamela Saxton reside outside of Canada. Although Pershing and each of the aforementioned individuals has appointed 152928 Canada Inc. c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9, as their respective agent for service of process in Canada, purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against these individuals. See the Company’s short form base shelf prospectus dated March 14, 2017 under the heading “Enforcement of Legal Rights”.

The head office of the Company is located at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado, United States of America, 80401 and the Company has an exploration office at 1055 Cornell, Lovelock, Nevada, United States of America, 89419. The registered office of the Company is located at c/o National Corporation Research, Ltd., 202 South Minnesota Street, Carson City, Nevada, United States of America, 89703.

In this prospectus supplement and in the accompanying short form base shelf prospectus, unless otherwise indicated, all dollar amounts referred are expressed in Canadian dollars. References to “$” are to Canadian dollars and references to “US$” are to United States dollars. See “Currency and Exchange Rates”.

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( i )

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the terms of the Offering and adds to and updates information contained in the accompanying short form base shelf prospectus and the documents incorporated by reference therein. The second part is the accompanying short form base shelf prospectus, which gives more general information, some of which may not apply to the Offering. This prospectus supplement is deemed to be incorporated by reference into the accompanying short form base shelf prospectus solely for the purpose of this Offering. You should read this prospectus supplement along with the accompanying short form base shelf prospectus. If the information varies between this prospectus supplement and the accompanying short form base shelf prospectus, the information in this prospectus supplement supersedes the information in the accompanying short form base shelf prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the securities offered pursuant to this prospectus supplement and the accompanying short form base shelf prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying short form base shelf prospectus is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this prospectus supplement and the accompanying short form base shelf prospectus or of any sale of our securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this prospectus supplement and the accompanying short form base shelf prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

In this prospectus supplement and the accompanying short form base shelf prospectus, unless otherwise indicated, all dollar amounts referenced are expressed in Canadian dollars. References to “$” are to Canadian dollars and references to “US$” are to United States dollars. See “Currency and Exchange Rates”.

In this prospectus supplement and the accompanying short form base shelf prospectus, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Pershing” or the “Company”, refer to Pershing Gold Corporation together with our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of applicable Canadian and United States securities laws. Forward-looking statements include, without limitation, statements relating to our planned expenditures and cash position, business goals, planned exploration and metallurgical work, our drilling program, business strategy, planned permitting activities, geographic surveys, plans with respect to an environmental studies to expand the Relief Canyon open-pit mines, our liquidity and capital resources outlook and future financing requirements, and estimates and assumptions required under our financial statements.

We use the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions to identify forward-looking statements. Statements that contain these words discuss our future expectations and plans, or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various factors described in this prospectus supplement and the accompanying prospectus, including:

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•	risks relating to the future exploration efforts to expand the Relief Canyon deposit, our ability to fund future exploration costs or purchase additional equipment, and our ability to obtain or amend the necessary permits, consents, or authorizations needed to advance expansion of the deposit, or recommissioning of the gold processing facility;
•	our ability to acquire additional mineral targets;
•	our ability to achieve any meaningful revenue;
•	our ability to engage or retain geologists, engineers, consultants and other key management and mining personnel necessary to successfully operate and grow our business;
•	the volatility of the market price of our Common Shares or our intention not to pay any cash dividends in the foreseeable future;
•	changes in any federal, state or local laws and regulations or possible challenges by third parties or contests by the federal government that increase costs of operation or limit our ability to explore on certain portions of our property;
•	decreases in the market price for gold and economic and political events affecting the market prices for gold and other minerals which may be found on our exploration properties;
•	the timing and consummation of our Private Placement (as described in this prospectus supplement), if at all;
•	the factors set forth under “Risk Factors” of this prospectus supplement; and
•	other factors described elsewhere in this prospectus supplement, the accompanying base shelf prospectus, and the Company’s 2016 10-K (as defined below).

Many of these factors are beyond our ability to control or predict. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risk and uncertainties. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this prospectus supplement. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus supplement is deemed to be incorporated by reference into the accompanying short form base shelf prospectus solely for the purposes of this Offering. Information has been incorporated by reference in this prospectus supplement from documents filed with securities commissions or similar authorities in Canada and which are available through the internet on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”), under the Company’s profile at www.sedar.com. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Company’s Corporate Secretary at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado, United States of America, 80401, telephone (720) 974-7248.

Under the short form prospectus system adopted by the securities commissions and other regulatory authorities in Canada, the Company is permitted to incorporate by reference the information filed with securities commissions in Canada, which means that the Company can disclose important information by referring to those documents. Information that is incorporated by reference is an important part of this prospectus supplement. The following documents of the Company, filed with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into and form an integral part of this prospectus supplement:

(a)	the Annual Report on Form 10-K for the year ended December 31, 2016, filed on SEDAR on March 31, 2017, as the Company’s Annual Information Form, as amended by the Amended Annual Report on Form 10-K/A for the year ended December 31, 2016, filed on SEDAR on May 1, 2017 (collectively, the “Company’s 2016 10-K”).

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(b)	the audited consolidated financial statements of the Company, as at and for the fiscal years ended December 31, 2016 and 2015, together with the notes thereto and the auditors’ report thereon, filed on SEDAR on March 31, 2017;

(c)	the management’s discussion and analysis of financial condition and results of operations of the Company for the fiscal year ended December 31, 2016, filed on SEDAR on March 31, 2017;

(d)	the Company’s Proxy Statement on Schedule 14A in connection with the Company’s December 20, 2017 annual meeting of stockholders, filed on SEDAR on November 6, 2017;

(e)	the Quarterly Report on Form 10-Q of the Company, as at and for the three and nine months ended September 30, 2017 and 2016, which report contains the unaudited consolidated financial statements of the Company and the notes thereto, as filed on SEDAR on November 13, 2017 (the “Company’s Q3 10-Q”);

(f)	the management’s discussion and analysis of the financial condition and results of operations of the Company, as at and for the three and nine months ended September 30, 2017 and 2016, filed on SEDAR on November 13, 2017;

(g)	the Company’s Current Report on Form 8-K dated April 13, 2017, filed on SEDAR on April 17, 2017; and

(h)	the Company’s Current Report on Form 8-K dated June 15, 2017, filed on SEDAR on June 15, 2017.

Any document of the type referred to above, any annual information form, annual or quarterly financial statements, annual or quarterly management’s discussion and analysis, management information circular, material change report (excluding confidential material change reports), business acquisition report or other disclosure documents required to be incorporated by reference into a prospectus filed under National Instrument 44-101—Short Form Prospectus Distributions filed by Pershing with the securities commissions or similar authorities in Canada after the date of this prospectus supplement and prior to the completion or termination of the Offering shall be deemed incorporated by reference into the prospectus for the purposes of the Offering. Documents referenced in any of the documents incorporated by reference in this prospectus supplement but not expressly incorporated by reference therein or herein and not otherwise required to be incorporated by reference therein or in this prospectus supplement are not incorporated by reference in this prospectus supplement.

Any statement contained in the short form base shelf prospectus, in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the short form base shelf prospectus for the purpose of this Offering shall be deemed to be modified or superseded, for purposes of this prospectus supplement, to the extent that a statement contained herein or in the short form base shelf prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the short form base shelf prospectus modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus supplement, the short form base shelf prospectus or the documents incorporated by reference herein or therein, except as so modified or superseded.

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MARKETING MATERIALS

Any “marketing materials” (as defined in National Instrument 41-101— General Prospectus Requirements (“NI 41-101”)) are not part of this prospectus supplement and the accompanying short form base shelf prospectus to the extent that the contents thereof have been modified or superseded by a statement contained in this prospectus supplement or any amendment. Any “template version” (as defined in NI 41-101) filed with the securities commission or similar authority in each of the provinces of and territories Canada in connection with the Offering after the date hereof but prior to the termination of the distribution of the Offered Shares and associated four-tenth Warrants under this prospectus supplement (including any amendments to, or an amended version of, any template version of marketing materials) is deemed to be incorporated by reference herein.

CURRENCY AND EXCHANGE RATES

This prospectus supplement and accompanying short form base shelf prospectus contains references to Canadian and United States dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. References to “$” are to Canadian dollars and references to “US$” are to United States dollars. The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/United States dollar exchange rate. The information is based on the daily average exchange rate as reported by the Bank of Canada. Such exchange rate on December [●], 2017 was US$1.00 = $[●] (or $1.00 = US$[●]).

	Period End	Average(1)	High	Low
	(US$ per $)
Year ended December 31,
2016	0.7448	0.7548	0.7972	0.6854
2015	0.7225	0.7820	0.8527	0.7148

(1)	The average of the daily average exchange rates during the relevant period.

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SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our Common Shares and Warrants in this Offering. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this Offering. Please read the sections entitled “Risk Factors” below, and additional information contained in the Company’s 2016 10-K, which is incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in our Common Shares and Warrants in this Offering.

Overview

We are a gold and precious metals exploration company pursuing exploration, development and mining opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada and, if economically feasible, commencing mining at the Relief Canyon Mine. Our activities on all of our properties are exploratory in nature.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone drilling but are under-explored, which we believe we can advance quickly to increase value. We are currently focused on exploration of the Relief Canyon properties and, if economically feasible, commencing mining at the Relief Canyon Mine. We also are reviewing strategic opportunities, focused primarily in Nevada.

Relief Canyon Mine Property

Our Relief Canyon property rights currently total approximately 27,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 100 leased unpatented mining claims, and 2,228 acres of leased and 3,739 acres of subleased private lands.  As currently defined by exploration drilling, most of the Relief Canyon deposit is located on property that is subject to a 2% net smelter return production royalty, with a portion of the deposit located on  property subject to net smelter return production royalties totaling 4.5%.  The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Since our acquisition of the Relief Canyon Mine property in 2011, our exploration efforts have been focused primarily on expanding the known Relief Canyon Mine deposit.

During the nine months ended September 30, 2017, we focused primarily on engineering and other work related to the potential commencement of mining at the Relief Canyon Mine; continuing permitting and bonding; and financing efforts. An overview of certain significant events follows:

•	For the nine months ended September 30, 2017, we drilled 14 holes, totaling approximately 5,800 feet, at our Blackjack Project Area, located approximately nine miles south of our Relief Canyon Mine.

•	In May 2017, Mine Development Associates of Reno, Nevada completed a preliminary feasibility study on the Relief Canyon Mine. The study indicates the possibility of a viable mine and recommended work should continue on advancing the Relief Canyon Mine to a production decision.

•	During the quarter ended March 31, 2017, we successfully completed the environmental permitting process and have secured all necessary permits to restart and expand the Relief Canyon Mine. As part of the permitting process we increased our statewide surface management surety bonds with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada from approximately US$5.6 million to approximately US$12.3 million.

•	On March 29, 2017, we entered into a Mining Sublease with Newmont granting us the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine.

We are actively pursuing discussions with potential counterparties for the remaining financing that will be needed to commence production at Relief Canyon. This additional external financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), or other similar arrangements. It may also include further sales of equity securities. There are no assurances that we will be successful in raising sufficient financing to commence production at Relief Canyon.

Corporate Information

Our principal executive offices are located at 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, Colorado 80401 and our telephone number is 720-974-7254. We maintain a website at www.pershinggold.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus.

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THE OFFERING

The following summary contains basic information about the Offering and is not intended to be complete. It does not contain all the information that is important to you. You should carefully read the entire prospectus supplement, the accompanying short form base shelf prospectus and the documents incorporated by reference herein and therein before making an investment decision.

Securities Offered:	[●] Offered Shares and associated four-tenth Warrants to purchase an aggregate of [●] Common Shares

Total Common shares Outstanding on December [●], 2017	[●] Common Shares

Total Common shares Outstanding after this Offering	[●] Common Shares

Over-Allotment Option:	We have granted the Underwriters the Over-Allotment Option to purchase, severally and not jointly, additional Common Shares and associated Warrants.

Use of Proceeds:

We estimate that our net proceeds from this Offering and the concurrent Private Placement, after deducting fees and expenses, will be approximately $[●] million ($[●] million if the Underwriters exercise their Over-Allotment Option in full).

We intend to use the net proceeds from this Offering and the concurrent Private Placement for advancing our Relief Canyon project, including pre-construction and development and exploration drilling to expand the mineralization at Relief Canyon, and/or general corporate purposes. See “Use of Proceeds.”

Concurrent Private Placement:	We have entered into subscription agreements with the Private Purchasers, including our director and significant shareholder Barry Honig, whereby the Private Purchasers have agreed to purchase from us at the public offering price, through the Private Placement, up to [●] Common Shares, together with an associated four-tenth warrant for the purchase of up to [●] Common Shares. Any Common Shares purchased by the Private Purchasers are not covered by this prospectus supplement and will be sold pursuant to an exemption from registration pursuant to Regulation D under the U.S. Securities Act.

NASDAQ and TSX:	PGLC

Dividend Policy:	We have not paid dividends on our Common Shares and do not intend to pay cash dividends in the foreseeable future.

Risk Factors:	You should carefully consider the information set forth in this prospectus supplement and, in particular, the specific factors set forth in the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section of the Company’s 2016 10-K before deciding whether or not to invest in our securities.

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THE COMPANY

The following description of the Company does not contain all of the information about the Company and its properties and business that you should consider before investing in the Offered Shares and associated four-tenth Warrants. You should carefully read the entire prospectus supplement and the accompanying short form base shelf prospectus, including the sections titled “Risk Factors”, as well as the documents incorporated by reference herein and therein before making an investment decision.

Pershing Gold Corporation, formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The head office of Pershing is located in Lakewood, Colorado at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado, United States of America, 80401 and we have an exploration office at 1055 Cornell, Lovelock, Nevada, United States of America, 89419. The registered office of the Company is located at c/o National Corporation Research, Ltd., 202 South Minnesota Street, Carson City, Nevada, United States of America, 89703.

We are a gold and precious metals exploration company pursuing exploration, development and mining opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties (“Relief Canyon”) in Pershing County in northwestern Nevada and, if economically feasible, commencing mining at the Relief Canyon mine (the “Relief Canyon Mine”). Our activities on all of our properties are exploratory in nature.

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone drilling but are under-explored, which we believe we can advance quickly to increase value. We are currently focused on exploration of the Relief Canyon properties and, if economically feasible, commencing mining at the Relief Canyon Mine. We also are reviewing strategic opportunities, focused primarily in Nevada.

RECENT DEVELOPMENTS

On October 30, 2017, Ms. Pamela Saxton was appointed to the board of directors of the Company. Ms. Saxton has been appointed to serve on the Audit Committee and the Corporate Governance and Nominating Committee. As a result of Ms. Saxton’s appointment to the Audit Committee, the Company regained compliance with NASDAQ’s audit committee requirements as set forth in NASDAQ Listing Rule 5605(c)(2) within the cure period provided by NASDAQ, which listing rule the Company had been in non-compliance with as a result of the death of Douglass Scott Barr, one of the Company’s independent directors.

On June 5, 2017, the Company announced the results of its previously announced preliminary feasibility study with respect to the Relief Canyon Project and the Relief Canyon Mine. On June 6, 2017, the Company filed the preliminary feasibility study entitled “Technical Report and Preliminary Feasibility Study for the Relief Canyon Project, Pershing County, Nevada, U.S.A.” dated June 2, 2017 with an effective date of May 26, 2017 (the “PFS”) with respect to the Relief Canyon Project and the Relief Canyon Mine. See “Relief Canyon Project”.

On April 10, 2017, the Company was informed that one of its independent directors, Douglass Scott Barr, had passed away on April 9, 2017. Mr. Barr had served as a director since June 2016 and was a member of the Audit Committee and Corporate Governance and Nominating Committee and was chair of the Technical Committee.

RELIEF CANYON PROJECT

Certain of the information below with respect to the Relief Canyon project and the Relief Canyon Mine has been excerpted or derived from the PFS, which was prepared by or under the supervision of Paul Tietz, C.P.G., Neil B. Prenn, P.E., Carl E. Defilippi, P.E. and Mark Jorgensen, Q.P. of Mine Development Associates (“MDA”).

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Prospective investors are cautioned that while a pre-feasibility study is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where the pit configuration is established and an effective method of mineral processing is determined (and includes a financial analysis based on reasonable assumptions and modifying factors which are sufficient to determine if all or part of the mineral resource may be converted to a mineral reserve at the time of reporting), a pre-feasibility study is at a lower confidence level than a feasibility study. Accordingly, prospective investors should consult the PFS to obtain further particulars regarding the Relief Canyon and the Relief Canyon Mine. The PFS is available for review under Pershing’s profile on SEDAR at www.sedar.com. The information below is subject to the assumptions, qualifications and procedures set out in the PFS and is qualified in its entirety with reference to the full text of the PFS.

Mr. Larry L. Hillesland, Certified Professional Geologist #11720, who is a “Qualified Person” of Pershing within the meaning of NI 43-101, has reviewed and approved the scientific and technical information in this section on Relief Canyon and the Relief Canyon Mine.

Property Description, Location and Access

Property Description

The Relief Canyon properties are currently our primary focus. Our Relief Canyon property rights currently total approximately 27,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 100 leased unpatented mining claims, and 2,228 acres of leased and 3,739 acres of subleased private lands.

Location and Access

The Relief Canyon properties are located about 100 miles northeast of Reno, Nevada. The nearest town is Lovelock, Nevada, approximately 15 miles west-southwest of the Relief Canyon Mine property, which can be reached from both Reno and Lovelock on U.S. Interstate 80. The Relief Canyon Mine property is reached from Lovelock by travelling approximately seven miles northeast on I-80 to the Coal Canyon Exit (Exit No. 112), then about 10 miles southeast on Coal Canyon Road (State Route 857, a paved road maintained by Pershing County) to Packard Flat, and then north on a gravel road for two miles. All of the Relief Canyon properties can be accessed by unpaved roads from the Relief Canyon Mine property.

Title and Ownership Rights

Through our wholly-owned subsidiary, Gold Acquisition Corp. (“GAC”), we own 254 unpatented mining claims and 120 millsite claims, and lease approximately 1,600 acres of fee land, at the Relief Canyon Mine property. The property includes the Relief Canyon Mine and gold processing facility, currently on care and maintenance. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (“ADR”) solution processing circuit. The ADR type process plant consists of four carbon columns, acid wash system, stripping vessel, and electrowinning cells. The process facility was completed in 2008 and Firstgold (as defined below) produced gold until 2009. The facilities are generally in good condition.

Royalties

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease covering approximately 600 acres. The Pershing Pass property includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that we acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by Victoria Resources (US) Inc., a wholly-owned subsidiary of Victoria Gold Corp., prior to our purchase. Victoria has reserved a 2% net smelter return production royalty on the 221 claims that are located outside the area of interest related to the Newmont leased property (as described in the Company’s 2016 10-K). The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that we located in mid-2012, and approximately 635 acres of private lands that we leased in January 2013. The primary term of the lease is ten years, which may be extended as long as mineral development work continues on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than US$500 per ounce to 3.5% at gold prices over US$1,500 per ounce. Prior to one year after commencement of commercial production, we can repurchase up to 3% of the royalty on gold production at the rate of US$600,000 for each 1%.

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In September 2013, we entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass property. The lease grants us exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exploration, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a one-half percent net smelter royalty on all other metals produced from the lease. Prior to production, and starting in September 2016, we are required to pay a US$10,000 per year advance minimum royalty payment to Wolf Pack Gold. The advance minimum royalty remains at US$10,000 per year until September 2023 when the advance royalty payment increases to US$12,500 per year. The advance royalty payment increases to US$15,000 per year in September 2028 and then US$20,000 per year in September 2033. The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement. If we decide to exercise the purchase option, which is exercisable at any time, we can acquire the 19 unpatented mining claims for US$250,000.

On March 29, 2017, the Company entered into a Mining Sublease with Newmont granting the Company the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine. The Mining Sublease has an initial term of ten years and may be extended by the Company until December 3, 2034 and so long thereafter as any mining, development, or processing operations are being conducted continuously. The Mining Sublease calls for the Company to make minimum work expenditures for the first four years of the Mining Sublease, followed by annual advanced minimum royalty payments to Newmont to maintain the Mining Sublease in good standing. The Sublease may be terminated any time after providing 90 days written notice of termination. If the required minimum work commitment of US$500,000 has not been satisfied prior to termination the Company must pay Newmont the difference between the US$500,000 required minimum work commitment and costs already incurred by the Company towards the required minimum work commitment. As of June 30, 2017, the most recent cost reporting date, the Company can credit approximately US$200,000 in exploration expenditures already incurred against the US$1.5 million work commitment.

History

Relief Canyon lies in the Relief-Antelope Springs mining district, which had antimony, silver, and mercury production and fluorite prospecting dating back to the late 1800s. The property was staked in 1978 for high-purity limestone by Falconi Cement Inc. (“Falconi”), who drilled one core hole to test the quality of the limestone. Gold was not identified in the area until 1979, when a regional precious metals prospecting program by the Duval Corporation (“Duval”) generated anomalies in the area. Drilling by Duval in 1981 and 1982 confirmed the presence of a low-grade zone of gold.

Lacana Mining Inc. (“Lacana”) purchased the property from Duval in 1982. After drilling 204 reverse circulation holes and undertaking pilot-scale heap-leach test work, Lacana opened the Relief Canyon open-pit gold mine in September 1984, only to close it in October 1985 due to poor gold recoveries. Various sources report that from 1984 to 1985 Lacana produced about 14,000 ounces of gold from heap-leach processing of run-of-mine ore. Southern Pacific Land Company (later Santa Fe Pacific Corp.; “Santa Fe”) owned property adjacent to the deposit, participated with Lacana in the pilot-scale metallurgical program, and drilled 147 reverse circulation holes on their property to test for continuation of the mineralization.

In 1986, Pegasus Gold Corp. (“Pegasus”) purchased the property from Lacana and re-opened the mine in October 1987. Mining ceased in 1989 after having extracted material from three open pits. Production by Pegasus from the Relief Canyon mine is considered to be a little over 100,000 ounces.

J. D. Welsh and Associates of Reno, Nevada (“Welsh”) purchased the property from Pegasus in September 1993 and reportedly produced several thousand ounces of gold by continuing to rinse the existing heaps.

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Newgold, Inc., which later changed its name to Firstgold Corporation (collectively “Firstgold”), purchased the Relief Canyon property from Welsh in January 1995. In the first year, Firstgold processed pregnant pond solution until July 1995.

Through April 1997, Firstgold drilled 73 reverse circulation holes to examine the areas north, west, and southwest of the old pits for continuation of mineralization. The property was apparently then idle until 2003. In 2006, a ground magnetic survey was conducted. Subsequent exploration by Firstgold focused on the potential for mineralization between the existing pits and to the north and northwest. A total of 105 reverse circulation holes and four core holes were completed at Relief Canyon by Firstgold in 2007 and 2008.

Firstgold redeveloped and reconstructed the Relief Canyon heap-leach processing facilities in 2007 and 2008. They attempted to reprocess some of the previously leached material in late 2008 and early 2009 but shut the project down within a few months. In January 2010, Firstgold filed for bankruptcy protection.

Platinum Long Term Growth LLC acquired the Relief Canyon assets, from whom Pershing acquired the Relief Canyon project on August 30, 2011. Since acquiring the Relief Canyon project, Pershing has conducted geologic mapping, rock and soil sampling for geochemical analysis, and geophysical surveying. In addition, Pershing has drilled 397 core and 89 reverse circulation holes to expand the resource and to develop and test targets away from the historical pits.

Geological Setting, Mineralization and Deposit Types

The Relief Canyon property is located in northwestern Nevada near the southern end of the Humboldt Range within the Basin and Range physiographic province. The geologic map of the Buffalo Mountain quadrangle covers the Relief Canyon project area.

During Paleozoic time, western Nevada was the site of deep-water sedimentation and local marine volcanism, while to the east of Pershing County, predominantly carbonate rocks were deposited on the continental shelf. East-directed compression transported rocks of the western, deep-water assemblages to the east on the Roberts Mountains thrust during the Late Devonian to Early Mississippian Antler Orogeny; evidence for the Antler Orogeny is seen east of the Humboldt Range but not within the Relief Canyon area. A second compressional episode known as the Early Triassic Sonoma Orogeny produced more east-directed transport on the Golconda thrust. The Golconda thrust lies to the west of the Roberts Mountains thrust. The geologic environment changed in the Early Triassic with deposition of a thick sequence of rhyolitic and andesitic volcanic rocks over much of what is now Pershing County, Nevada. While part of this deposition may have been in a non-marine environment, drilling at Relief Canyon has intersected interbedded limestone and rhyolitic pyroclastic rocks, indicating that at least part of the Early Triassic volcanic rocks were deposited in a marine environment. A long period of sedimentation began in the late Early Triassic and deposited lithologically-variable marine and non-marine sedimentary sequences at first, followed by more uniform carbonate deposits, including the Smelser Pass Member of the Augusta Mountain Formation and the Cane Spring Formation (formerly the Natchez Pass Formation) in the Relief Canyon area. From Middle Triassic to Early Jurassic time, there were uplift and deposition of near-shore deltaic deposits of mudstone, shale, and sandstone that include the Grass Valley Formation in the Relief Canyon area.

A third episode of regional deformation occurred during the Jurassic and Cretaceous Nevadan Orogeny, during which time there were low-grade regional metamorphism, variably directed folding and thrust faulting, and extensive intrusion of granodiorite in the region, particularly within the Luning-Fencemaker fold and thrust belt. Several episodes of plutonism are recorded in this region, ranging in age from Early Triassic to Tertiary. Early Triassic leucogranites and rhyolite porphyries were associated with contemporaneous volcanism. During the Middle Jurassic, gabbro was widely intruded as sills in the south-central part of the county, south and southwest of the Relief Canyon area. Late Cretaceous granitic stocks are present in the Humboldt Range along with some diabase dikes associated with these stocks. Other Cretaceous and Tertiary granodiorite plutons are exposed in the region.

During the Cenozoic, basaltic, andesitic, and rhyolitic flows, breccias, and tuffs with intercalated lacustrine deposits, fanglomerate, and fluvial sand and gravel were deposited across the county. The structural regime changed dramatically to extensional events during the Neogene. High-angle normal faulting and tilting of Cenozoic units exemplify this period of regional extension that resulted in the present physiography of the Basin and Range Province. During the Quaternary period, alluvial deposits accumulated in the structural basins between ranges in Pershing County, Nevada and are also exposed on the flanks of the ranges.

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The regional geology of the Humboldt Range and vicinity is described in the PFS, along with a description of gold and silver mines and deposits in the Humboldt and West Humboldt ranges, in addition to Relief Canyon. At the Coeur Rochester mine, about 6 miles north of Relief Canyon, silver and gold mineralization occurs in stacked, sub-parallel zones of quartz veins, veinlets, and stockworks hosted by folded and faulted volcanic rocks of the Lower Triassic Rochester and overlying Weaver formations. Mineralization occupies high- and low-angle, north- to northeast-trending fault systems. The Nevada Packard deposit is 3 miles south of the Rochester mine and contains mineralization similar to that at Rochester, with silver and gold occurring in vein arrays in northeast-trending, west-dipping faults. However, the Packard mineralization tends to have higher silver grades and lower gold grades than those at Rochester, and the mineralized zones at Packard are smaller than those at Rochester. Both Rochester and Nevada Packard are owned by Coeur Rochester, Inc. North-northeast of the Coeur Rochester mine is the Spring Valley project of Waterton Global Resource Management. Gold and base metal mineralization occurs in veins that are hosted by the Rochester and Limerick formations, which are part of the Permo-Triassic Koipato Group. The gold mineralization exhibits characteristics of orogenic (metamorphic) or reduced-type, intrusion-related origin.

On the northwest flank of the Humboldt Range about 25 miles north-northwest of Relief Canyon, is the past-producing Florida Canyon mine. Disseminated gold-silver mineralization is hosted in Late Triassic siliciclastic metasedimentary rocks of the Grass Valley Formation and is localized along and in the footwall of a north-trending range-front fault. From 1986 to 2008, the mine produced 3.18 million ounces of gold from 180.2 million tonnes at an average grade of 0.62g Au/t. The purchase of the Florida Canyon property by Rye Patch Gold Corp. was announced in May, 2016. At the Standard mine, low-grade gold mineralization is associated with jasperoid at the thrust contact of the Upper Triassic Grass Valley sandstone and siltstone overlying Middle to Upper Triassic Natchez Pass limestone. Mineralization at the Standard mine also occurs in collapse breccias that are proximal to steep faults and close to altered gabbro in a setting similar to that found at Relief Canyon. The Willard gold deposit, located 8.75 miles west-northwest of Relief Canyon, near the western margin of the West Humboldt Range, is part of the Wilco project of Rye Patch Gold Corp. Epithermal, low-sulfidation (quartz-calcite-adularia) gold mineralization occurs in two deposits at the Wilco project.

Gold and silver mineralization at Relief Canyon is believed to be largely epithermal in origin, but the deposit also exhibits similarities to Carlin-type deposits and to orogenic vein deposits. Gold-bearing jasperoid breccias as well as a suite of trace elements associated with the precious metal mineralization, such as mercury, antimony, and arsenic, are two of the more important similarities between the mineralization at Relief Canyon and Carlin-type gold deposits. Another characteristic of a Carlin-type system is the preferential weathering of the jasperoid material. The jasperoid breccias at Relief Canyon are brittle and highly fractured, which enhances permeability. In many places, they are weathered and oxidized to great depths, whereas surrounding rocks are generally oxidized to shallower depths. A single crystal of euhedral pyrite with a later overgrowth of pyrite has been described in a petrographic study of material from the Jasperoid Zone. Similar arsenic-rich pyrite overgrowths are typical of Carlin-type deposits. It has yet to be determined if the overgrowth in the Jasperoid Zone is arsenic-rich.

There is evidence at Relief Canyon for gold-bearing mineralization of three different styles representing possibly three different ages. The quartz-illite±fluorite±kaolinite alteration associated with gold occurs in all three mineralized zones – Jasperoid Zone, Lower Zone, and Main Zone – and is the most important type of alteration. This assemblage is believed to have formed by weakly acidic hydrothermal fluids. Illite from the quartz-illite±fluorite±kaolinite alteration assemblage has been dated with 40Ar/39Ar methods at 23.51+0.11 Ma (Fifarek et al, 2015). Low-sulfidation quartz-calcite-adularia veins with associated gold are hosted by gabbro and constitute a relatively small volume of the mineral resource. This assemblage typically forms from slightly alkaline solutions. Adularia from this assemblage has been dated at 14.92+0.05 Ma with 40Ar/39Ar methods. The presence of orogenic vein mineralization is indicated by the alteration mineral assemblage of quartz-carbonate-tourmaline-leucoxene, in which some gold-mineralized intervals are associated with low amounts of arsenic, but with anomalous molybdenum and tungsten.

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Exploration

For exploration work completed prior to Pershing’s ownership of the Relief Canyon properties, please see “Relief Canyon Project –History”, above.

Since acquiring the Relief Canyon project in August 2011, Pershing has conducted additional core and reverse circulation drilling in order to expand the resource and has also conducted drilling for some target development and testing away from the pits. Pershing’s drilling activities are discussed in Section 10.0 of the PFS.

Pershing has also conducted geophysical surveying, geologic mapping, and rock and soil sampling around the mine and within the district. A program of 10 east-trending Controlled Source Audio Magneto-Telluric (“CSAMT”) lines totaling 23.54 miles was completed across the Packard Flat alluvial sediments. Two additional CSAMT lines totaling 2.92 miles and oriented N30°E were completed south of Packard Flat, in the northwest corner of the Pershing Pass area. Two IP-resistivity lines totaling 3.48 miles were completed in an east-west orientation across the north edge of Packard Flat, just south of Coeur Mining Inc.’s Nevada Packard open-pit mine.

Three geophysical anomalies beyond the resource area were tested with 4 exploration drill holes totaling approximately 2,800 feet.

Pershing undertook detailed mapping in the pits and adjacent areas in 2012 to collect structural data that would help refine understanding of the complex geology at Relief Canyon and to identify additional drill targets. They have also collected surface rock-chip samples for geochemical analyses.

MDA has not analyzed the sampling methods, quality, and representativity of surface sampling on the Relief Canyon property because drilling results, and not the surface samples, form the basis for the mineral resource estimate described in Section 14.0.

Please also see “Relief Canyon Project – Drilling”, below.

Drilling

The mineral resources discussed in the PFS were estimated using the data provided by reverse circulation and core drilling completed by Duval, Lacana, Santa Fe, Pegasus, Firstgold, and Pershing.

The Relief Canyon drilling has defined a zone of gold mineralization within the jasperoidal-clay breccia lying immediately below the Grass Valley Formation. This Main Zone mineralization was exploited by past mining activity. Recent drilling by Pershing to the north of the area of past mining activity (“North area”) has encountered structurally controlled mineralization in the Lower Zone and Jasperoid Zone at depth beneath the Main Zone.

The project database used to estimate the current mineral resources now has a total of 1,095 drill holes for 482,755 feet of drilling: 419 core holes for 244,353 feet and 676 reverse circulation holes for 238,402 feet. This total includes drilling by Pershing through September, 2016. Table 10.1 of the PFS is a summary of the drilling included in the project database. The database does not include the hole drilled by Falconi in 1978, and it is likely missing some holes drilled by some of the companies listed in Table 10.1 of PFS. As noted in the PFS, there are a number of discrepancies in the total numbers of holes drilled by the various companies in reports reviewed by MDA.

The Main Zone breccia that hosts most of the Relief Canyon mineralization modeled by MDA forms a broad antiform. Much of the crest of the antiform is subhorizontal to shallowly plunging, while the limbs generally dip at angles less than 30°. Drilling targeting the Main Zone breccia are primarily short vertical reverse circulation holes drilled by operators before Pershing. The vertical holes are generally well oriented with respect to the Main Zone breccia-hosted mineralization. The database contains 341 holes drilled at an angle. The majority of the angle holes were core holes drilled by Pershing targeting North area structurally controlled Lower Zone and Jasperoid Zone mineralization beneath the Main Zone breccia.

The project database also includes 20 excavator trenches within the dump/stockpile area located west-southwest from the historical mined South pit. The trenches were dug by Pershing in 2014 and 2015 to provide additional confidence in the mineralization previously defined by shallow core and RC drilling. Each trench is about 50 feet long and 15 feet deep and samples were collected from the excavated material along the length of the trenches. These trenches are not included in the drill summary in Table 10.1 of the PFS.

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See also the Company’s 2016 10-K and the Company’s Q3 10-Q for additional information on the Company’s recent exploration and drilling activities.

Sampling, Analysis and Data Verification

Falconi, Duval, Lacana, Pegasus, Santa Fe, Firstgold, and Pershing all drilled at the Relief Canyon property. No information on the single core hole drilled by Falconi in 1978 is included in the database. The database used for the resource estimate described in the PFS includes 419 core holes and 676 reverse circulation holes for a total of 482,755 feet, of which 415 core holes and 89 reverse circulation holes were drilled by Pershing from 2011 to September 2016. The updated mineral resource estimate described herein is based on the drill database through October 2016.

Lacana and Santa Fe reported different experiences with drill-hole sampling of the mineralized breccia. Nearly all of the Lacana samples in the breccia were collected by dry drilling methods, as the breccia was intersected above the water table, and they made an effort to mitigate and quantify any effects of contamination. To the west, Santa Fe drilled deeper and encountered heavy formational water flows in the breccia, and their early sampling procedures allowed fine, clay-sized material to overflow the sampling bucket. Santa Fe revised its sampling procedures to improve collection of the fines, and comparison of the two types of sampling procedures by Santa Fe showed average increases of 8% to 19% in the gold values for intervals for which the fines were caught. Drill logs suggest that most holes by other operators drilled the breccia dry when it was intersected above the water table.

The drill data suggest that down-hole contamination of gold values occurred in some portion of the pre-Pershing reverse circulation drill-hole-sample database for drill-hole intervals below the water table. In response to this issue, Pershing converted to entirely core drilling, resulting in a much higher confidence geologic and assay data base as well as a much improved structural interpretation; the latter being the primary control on mineralization within the Relief Canyon deposit. The issue of down-hole contamination in historic reverse circulation has been mitigated to a significant extent in the North area resource modeling by the exclusion of suspect intervals and the reliance on the recent Pershing core drill program. MDA feels that the procedures used in the resource modeling have minimized the effects of potentially contaminated intervals and the risk to the resource estimate is considered low.

MDA believes the sample preparation, security, and analytical procedures used by Pershing and prior operators were acceptable procedures and the resulting analytical data are of sufficient quality for use in the resource estimation.

Mineral Processing and Metallurgical Testing

The Relief Canyon project is comprised of a predominantly oxidized to partially oxidized gold mineral resource that metallurgical testing and historical mining experience indicate is amenable to cyanide heap-leach processing. Multiple metallurgical studies were completed by Lacana in 1983 and 1984 that concluded with a pilot-scale heap-leach test. Lacana attempted to operate the mine without crushing and reportedly had recoveries in the range of 45 to 50 percent. Pegasus conducted additional test work and chose to crush and agglomerate the ore, which resulted in average gold recoveries in the range of 65 to 70 percent.

In 2015 and 2016, Pershing conducted metallurgical test work on drill core and bulk samples to confirm heap-leach processing on additional resources that have been identified under the existing pit. The metallurgical test work was based on identifying three distinct metallurgical zones on cross-section called the Main, Lower, and Jasperoid zones. Table 1.1 of the PFS shows the tonnages and grades of material with a grade of 0.005 oz Au/ton or better that is within the metallurgical zones as defined by drilling and modeling through 2016. The material shown in Table 1.1 of the PFS does not include inferred mineral resources but includes all other material above a cutoff grade of 0.005 oz Au/ton in the grade model.

Results from column leach testing on those samples demonstrate that the major Relief Canyon rock types (limestone breccia, clay matrix breccia, and jasperoid) contained in the Main Zone, as well as the Jasperoid and Lower zones, generally would be amenable to heap-leach cyanidation treatment. A summary of column-leach test results from samples representing the current resource is shown in Table 1.2 of the PFS. The column-leach and permeability tests indicate that agglomeration is required in order to achieve hydraulic conductivity and a corresponding gold recovery on a consistent basis. There is also ample evidence that blending of low and high fines content material will aid hydraulic conductivity. Bottle roll tests conducted on Main Zone material support the conclusion that gold recovery is not dependent on a crush size. For the Jasperoid and Lower zones it is likely that the ultimate recovery is not dependent on feed size but rather on leach time. A finer feed size would likely decrease the leach time. The planned processing method is heap-leach cyanidation of primary crushed ore (80 percent passing 3 inches) that has been agglomerated using 8 lbs/ton cement as a binder.

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Mineral Resources

The mineral resources at Relief Canyon were modeled and estimated by evaluating the drill data statistically, utilizing the geologic interpretations provided by Pershing to interpret mineral domains on cross sections spaced at 50-foot intervals, rectifying the mineral-domain interpretations on long sections spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to establish estimation parameters, and estimating grades into a three-dimensional block model. All modeling of the Relief Canyon resources was performed using GEOVIA SurpacTM mining software.

The Relief Canyon mineral resources are listed in the table below using a cutoff grade of 0.005 oz Au/ton for oxide material, 0.01 oz Au/ton for mixed material, and 0.02 oz Au/ton for sulfide material. The oxide and mixed cutoffs were chosen to capture mineralization potentially available to open-pit extraction and heapleach processing, with the higher cutoff for mixed material reflecting the expected reduction in recovered gold. The sulfide cut-off was chosen to reflect the potentially higher costs associated with sulfide processing. Silver grades were only available for a portion of the deposit. The effective date of the mineral resources estimate is November 1, 2016, and these resources are inclusive of the calculated PFS mineral reserves.

Relief Canyon Reported Mineral Resources

Class	Cutoff (oz Au/ton)	Tons	oz Au/ton	oz Au	Tons	oz Ag/ton	oz Ag
Measured-Oxide	0.005	14,232,000	0.022	312,000	10,550,000	0.119	1,260,000
Measured-Mixed	0.010	259,000	0.058	15,000	259,000	0.251	65,000
Measured-Total	variable	14,491,000	0.023	327,000	10,809,000	0.123	1,325,000

Indicated-Oxide	0.005	26,854,000	0.016	439,000	6,236,000	0.094	584,000
Indicated-Mixed	0.010	162,000	0.033	5,000	162,000	0.206	33,000
Indicated-Sulphide	0.020	369,000	0.050	18,000	369,000	0.313	115,000
Indicated-Total	variable	27,385,000	0.017	462,000	6,767,000	0.108	732,000

Meas. + Ind. Total	variable	41,876,000	0.019	789,000	17,576,000	0.117	2,057,000

Inferred-Oxide	0.005	5,238,000	0.009	45,000	781,000	0.066	52,000
Inferred-Mixed	0.010	4,000	0.018	100	4,000	0.125	1,000
Inferred-Sulphide	0.020	4,000	0.028	100	4,000	0.164	1,000
Inferred-Total	variable	5,246,000	0.009	45,200	789,000	0.068	54,000

(1) Note: Totals may not sum due to rounding.

The inferred oxide mineral resource total in the above table includes a historical waste dump/stockpile resource of 23,000 ounces gold at a 0.007oz Au/ton average gold grade. Measured resources are restricted to those model blocks defined by Pershing’s core holes due to the general lack of QA/QC data that could be used for verification purposes for the historical reverse circulation drilling database and to some uncertainties in the reverse-circulation-based geologic interpretations.

Mineral Reserves

The PFS has calculated proven and probable mineral reserves for the deposit with an effective date of May 26, 2017, that are based on the estimated measured and indicated mineral resources, which have an effective date of November 1, 2016. A three-phase pit was designed that contains the proven and probable material shown in Table 1.4 of the PFS which constitutes the reserves for the property using a gold price of US$1,250 per ounce, a cut-off grade of 0.005 ounce per ton gold, and the detailed mine economics shown described in the PFS. The proven and probable mineral reserves are contained in the designed PFS final pit and include only oxide materials. The measured and indicated oxide resources are inclusive of the estimated reserves. The proven and probable mineral reserves include approximately 80 percent of the gold ounces, and approximately 73% of the tons within the measured and indicated mineral resources.

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Classification	Tons	Grade	oz Au
	000’s	oz Au/ton	000’s
Proven	13,095.4	0.024	308.5
Probable	17,434.3	0.019	326.5

Proven & Probable	30,529.7	0.021	634.9

In addition, a silver reserve grade can be reported for a portion of the deposit shown in the following table:

Classification	Tons	Grade	oz Ag
	000’s	oz Ag/ton	000’s
Proven	4,123.9	0.095	391.3
Probable	10,268.6	0.121	1,241.3

Proven & Probable	14,392.5	0.113	1,632.6

Mining Methods

The Relief Canyon deposit has been mined in the past by open pit methods, followed by heap leaching. This PFS considers mining by open pit methods. To determine potentially minable material, a number of pit optimization runs were completed utilizing pit slope parameters developed by Golder and Associates. The property is currently permitted to mine inside a permit boundary down to an elevation of 5,080 feet. These limitations were used to constrain the pit design for Phase 1. Additionally, a number of pit optimization runs were completed using the base case parameters shown in the table below and varying the gold price. Early in the pre-feasibility study there was a consideration to not crush lower grade materials, however, all ore grade materials are now planned to be crushed, so no run-of-mine (“ROM”) material will be shown in the final production schedule.

Pit Optimization Parameters

Mining Cost	US$/ton				Comments

Mining Cost	US$	1.95

Processing Cost	Crusher US$/ton		ROM US$/ton		Comments
Crush, Convey, Process	US$	4.00
ROM Process			US$	1.31
Gold Recovery %		83.0%		65.0%
Minimum Grade oz Au/ton		0.008		0.005

Other
Base Case Metal Price $/oz Au	US$	1,300	US$	1,300
Transport, Refining $/oz Au	US$	15	US$	15

The basis for the Phase 1 pit utilized a $1,300 gold price and limited the material by the current permit boundary, which includes the 5,080 foot pit bottom elevation. To optimize access to the Phase 1 pit, minor areas were added along the south and west permit boundary. The Phase 2 pit design utilized a US$600/oz gold price, but the design was altered to allow mining to the final pit walls in the northeast, and expanded where necessary to the Phase 1 outline. The US$1,300/oz gold price pit was used to design a final pit (i.e., the design Phase 3 pit shown in the following table). The following table summarizes the material contained in the pit phases.

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Material Contained in the PFS Design Pit Phases

Design	Tons	Grade oz		Tons with Silver	Grade oz		Tons Rock	Tons	Tons Historic Mine	Total Waste	Total
Phase	Ore	Au/ton	Ounces Au	Grade	Ag/ton	Ounces Ag	Waste	Alluvium	Dump	Tons	Tons
	000’s	(%)	000’s	000’s	(%)	000’s	000’s	000’s	000’s	000’s	000’s
1	11,911.3	0.016	196.1	2,863.2	0.079	225.1	15,859.5	910.8	725.9	17,496.2	29,407.5
2	6,590.2	0.021	135.3	4,787.0	0.109	519.5	25,817.1	4,882.1	0.6	30,699.8	37,290.0
3	12,028.8	0.025	303.5	6,742.3	0.132	887.9	61,453.6	5,176.3	1,791.3	68,421.3	80,450.1

Totals	30,530.3	0.021	634.9	14,392.5	0.113	1,632.6	103,130.3	10,969.2	2,517.8	116,617.3	147,147.6

A production schedule was developed based on crushing a maximum of about 6 million tons per year and a maximum annual production, including waste, of a little over 31 million tons of material. Material to be processed is defined by a cutoff grade of 0.005 oz Au/ton or greater and with a Measured or Indicated classification. The base case of the PFS assumes a contract miner will complete the mining, transport the ore to a crusher, load the crusher using a front end loader, and crushed material will be transported to the leach pad and stacked using a conveyor system after crushing. Owner mining and truck haulage of crushed materials were also considered, but did not offer economic benefits after considering capital costs. The production schedule was based on assumptions that a permit to mine below 5,080 feet will be applied for and that the Phase II permit will be received by the third quarter of 2020.

The production schedule assumes a four-month pre-production mining period will commence during the second quarter of 2018, and that production will commence during the third quarter of 2018. Three main pit phases were designed utilizing the pit optimization results as templates for the design. All of the design phases were split into at least two scheduling pit phases. A total of 7 scheduling pit phases were used to develop the production schedule for the PFS.

A four-month mine pre-production period (Year -1 or Pre-production) is required to establish initial mine access roads and to mine and stockpile ore for the production start-up in Year 1 when gold production begins. Access to the upper elevation material of the Phase 1 and Phase 2 pits will be difficult and some material is planned to be dozed to lower elevations so the fleet of loaders and trucks have the necessary room to place mined material into the trucks. A minor amount of ore grade material will be stockpiled due to monthly crusher capacity. The material to be mined and stockpiled at the crusher will be slightly different from the material crushed, and transported to the leach pad.

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Mine Production Schedule

Scheduling Phase	Material	Units	Pre-production	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Total
Phase 1	Ore to Crusher	000's Tons	24	5,376	5,123	-	-	-	-	10,523
		Oz Au/ton	0.014	0.016	0.017	-	-	-	-	0.016
		000's oz Au	0	86	88	-	-	-	-	174
Phase 2	Ore to Crusher	000's Tons	-	509	806	8	-	-	-	1,323
		Oz Au/ton	-	0.009	0.015	0.008	-	-	-	0.013
		000's oz Au	-	4	12	0	-	-	-	17
Phase3	Ore to Crusher	000's Tons	-	-	-	1,386	-		-	1,386
		Oz Au/ton	-	-	-	0.016	-	-	-	0.016
		000's oz Au	-	-	-	23	-	-	-	23
Phase4	Ore to Crusher	000's Tons	-	-	-	3,836	1,432	-	-	5,267
		Oz Au/ton	-	-	-	0.020	0.029	-	-	0.022
		000's oz Au	-	-	-	78	41	-	-	118
Phase5	Ore to Crusher	000's Tons	-	-	-	688	3,185	3,593	1,349	8,815
		Oz Au/ton	-	-	-	0.020	0.021	0.027	0.026	0.024
		000's oz Au	-	-	-	14	68	97	35	213
Phase6	Ore to Crusher	000's Tons	-	-	-	-	-	972	-	972
		Oz Au/ton	-	-	-	-	-	0.029	-	0.029
		000's oz Au	-	-	-	-	-	29	-	29
Phase7	Ore to Crusher	000's Tons	-	-	-	-	-	25	2,217	2,242
		Oz Au/ton	-	-	-	-	-	0.025	0.027	0.027
		000's oz Au	-	-	-	-	-	1	61	62
Total	Ore to Crusher	000's Tons	24	5.885	5,929	5,918	4,616	4,590	3,566	30,529
		Oz Au/ton	0.014	0.015	0.017	0.019	0.024	0.027	0.027	0.021
		000's oz Au	0	90	100	114	109	126	96	635
Phase 1	Waste to Dump	000's Tons	1,661	8,802	6,170	-	-	-	-	16,633
Phase 2	Waste to Dump	000's Tons	-	6,954	13,772	234	-	-	-	20,960
Phase 3	Waste to Dump	000's Tons	-	-	-	865	-	-	-	865
Phase 4	Waste to Dump	000's Tons	-	-	-	7,268	2,472	-	-	9,740
Phase 5	Waste to Dump	000's Tons	-	-	-	10,657	21,521	8,081	2,510	42,769
Phase 6	Waste to Dump	000's Tons	-	-	-	-	2,647	9,796	-	12,443
Phase 7	Waste to Dump	000's Tons	-	-	-	-	-	7,995	5,215	13,210
Total	Mine Waste Dump	000's Tons	25	701	-	-	588	1,203	-	2,518
Total	Alluvium	000's Tons	382	2,260	3,147	786	2,908	1,474	8	10,965
Total	Rock Waste	000's Tons	1,254	12,795	16,795	18,238	23,144	23,194	7,717	103,136
Total	Total Waste	000's Tons	1,661	15.756	19,942	19,024	26,640	25,871	7,725	116,619
Total	Total Mined	000's Tons	1,685	21,641	25,871	24,942	31,256	30,461	11,291	147,148
Total	Strip Ratio	W:0	68.57	2.68	3.36	3.21	5.77	5,64	2.17	3.82

Processing and Recovery Operations

Processing will be conducted using a conventional heap-leach cyanidation recovery circuit. Material above an 0.005 oz Au/ton cutoff grade will be crushed to 80 percent passing three inches, agglomerated using a cement binder, and conveyed and stacked on the heap leach pad. Overall gold recovery for the crushed material placed on the pad is estimated to be 83 percent over a 60- day leach cycle. Cyanide consumption of crushed material is estimated at 0.5 lbs/ton of ore. About 8 lbs of cement per ton of ore will be added for agglomeration of crushed material. A single-stage crushing plant will process up to 6.0 million tons annually. The overall life-of-mine (“LOM”) average process rate is approximately 5.1 million tons annually.

Approximately 30.5 million tons of material are planned for stacking and leaching over the LOM. During pre-production Cells 6B, 7A, 7B of the leach pad will be constructed adjacent to Cell 6A, for a combined total of approximately 3.0 million square feet of pad area. In Year 3 the pad will be expanded by an additional 2.5 million square feet and this expansion will require geotechnical investigation and future permitting, along with construction of an additional pond for storm water management.

The gold recovery ADR plant will process a nominal 3,000 gpm of pregnant heap-leach solution and consists of carbon-in-column adsorption, pressure strip, electrowinning and refining circuits. The plant also includes carbon acid washing and regeneration. Silver will also be recovered. The plant will be retrofitted with mercury control equipment which includes a mercury retort and sulfur-impregnated carbon circuits for removing mercury from equipment exhaust gases.

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Infrastructure, Permitting and Compliance Activities

Project Infrastructure

The site currently receives electrical service from the NV Energy high-voltage (13.2 kVA) overhead transmission line. In addition to the power received from NV Energy, diesel generators will be installed to provide power to the crushing, reclaim, and heap conveyor stacking systems.

Water for mining, the heap-leach process facilities, fire suppression, and other uses will be initially supplied by existing production wells PW-1 and PW-2, located west of the pit area. The Phase 1 pit will ultimately mine out these wells. Two new deeper wells will need to be constructed to replace the existing wells and to facilitate future pit dewatering.

Water from the production wells will be pumped to a new fresh water storage tank where it will gravity feed to the crusher, mine facilities area and also to an existing water storage tank. The existing water tank will feed a potable water treatment system in the plant building and be distributed to the existing facilities. Water will also be used for site-wide dust control.

Existing facilities on-site include an administrative building, warehouse, and ADR process building. Proposed mine facilities such as a truck shop, truck wash, mine office complex, and fuel station will be constructed, operated, and maintained by the mining contractor.

Reagents, fuel and explosives will be transported to the Relief Canyon project on trucks from suppliers located throughout Nevada, and possibly from other western states, via US Interstate 80 and the main Coal Canyon access road. Figure 1.1 shows the site layout of the leach pad, waste dump, crusher, and other facilities.

Permitting and Compliance Activities

Currently, the Relief Canyon project has the following major environmental permits: (i) a Plan of Operations (“Plan”) from the BLM; (ii) a Nevada Reclamation Permit (“NRP”) with the Nevada Division of Environmental Protection’s (“NDEP”) Bureau of Mining Regulation and Reclamation (“BMRR”); (iii) a Water Pollution Control Permit (“WPCP”) with the BMRR; (iv) Water rights from the Nevada Division of Water Resources (“NDWR”); (v) Class I and Class II Air Quality Operating Permits (“AQOP”) with the NDEP’s Bureau of Air Pollution Control (“BAPC”); (vi) a Mercury Operating Permit (“MOP”) to Construct with the BAPC; and (vii) a Special Use Permit from Pershing County. All of Pershing’s permitting efforts are conducted through GAC as the permittee. As discussed in the PFS, GAC has all of the state and federal permits necessary to start the Phase I mining and heap-leach processing operations.

Pershing is planning a two-phase permitting and development scenario for the project. Phase I, which has been approved, is the re-purposing of previously approved disturbance for expanded mining to a pit bottom elevation of 5080 feet, partial backfilling of the Phase I pit to approximately 20 feet above the historical groundwater elevation to eliminate a pit lake, expanded exploration operations, full build-out of the heap leach pad to 200 feet, and construction of a new waste rock storage facility (WRD 5). Phase II will include additional mine expansion activities, and allow mining further below the water table. The Phase II permit will be applied for shortly after the completion of this pre-feasibility study, which will be the basis for the mine plan to be submitted in the permit application.

During Phase I, Pershing will expand the existing open pits creating one larger pit, build the new WRD 5 on private land, conduct exploration activities outside of the existing pit area, and construct ancillary facilities. The proposed action includes using 211.8 acres of previously authorized but currently unused surface disturbance. The proposed disturbance would be needed for mine expansion and mineral exploration activities. The mined ore would be processed on the previously permitted heap-leach pad Cells 6A, 6B, 7A and 7B, of which only one of the four permitted cells, Cell 6A, has been constructed.

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Pershing is in the latter stage of planning and conducting baseline studies for the initiation of the permitting for Phase II of development at the mine. The design for Phase II will include a larger and deeper open pit that will be closed with a pit lake, an expanded waste rock storage area and two additional heap-leach cells. All of these facilities will be within the existing project boundary. In order to construct, operate, reclaim, and close mining operations during Phase II at the mine, Pershing will be required to modify and obtain a number of environmental and other permits from the BLM, the NDEP, NDWR, and Pershing County. The principal permits necessary for the Phase II mine development are modifications to: 1) the Plan of Operations with the BLM; 2) the NRP with the BMRR; 3) the WPCP with the BMRR; 4) the dewatering water rights from the NDWR; and 5) the Special Use Permit with Pershing County. In order to obtain these permits, applications need to be submitted to each agency. In the case of the Plan and the NRP, there is a single application (Plan Application) that meets the requirements of both the BLM and BMRR.

Phase I is fully bonded. The current reclamation bond for the project is US$12,213,029. For Phase II of the project the total bond is expected to decrease to approximately US$8,000,000 due to the elimination of the need for the Phase I pit backfilling. The current annual surety fee for the bond is approximately US$300,000. The bond annual fees for the surety under Phase II of the project will be approximately US$195,000. Reclamation costs are expected to total about US$8 million spread over three years, after mining has been completed.

Capital and Operating Costs

Capital and Operating Costs

The capital and operating cost estimate is based on mining contractor detailed quotes for mining the deposit, and cost estimates derived from first principles based on quotes for major items. Most costs have been collected in the first quarter of 2017; all prices were quoted in US dollars (USD) and have an estimated accuracy of +/- 20 percent. Working capital has been included in Year 1 to total 2 months operating costs, recovered in the following year.

The following shows the estimated capital cost for the mine.

Estimated Base Capital Cost (US$000’s)

									TOTAL
Activity	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	(Year 1 thru 6)
Process - Infrastructure	99.2
Process - Mobile Equipment	430.4								0.0
Process Plant	2,254.7
Crushing Plant & Reclaim	1,037.7
Heap Leach & Solution Handling	7,169.4		150.0	7,824.5					7,974.5
Water Facilities	798.4
Power Distribution	535.2
Process Commissioning and Supervision	65.0
Process Spare Parts	345.7
Process First Fills	233.2
Process Preproduction Labor	170.2
Process Preproduction	0.0
Owners Cost (Includes Preproduction G & A)	1,024.8
Belt Stacking System	1,095.4
Mine Equipment Purchase						10,448.6			10,448.6
Water Wells/Pit Dewatering			3,036.4	824.0					3,860.4
Mine - Radios, WiFi, Survey Equipment, Computers	200.0								0.0
Mine - Contractor Facilities (Shop, Fuel Storage)
Mine - Preproduction	4,117.6
Mine - Ramp System outside Pit	150.0	250.0	250.0						500.0
Mine - Light Vechicles	307.4			219.6					219.6
Salvage of mine and process equipment							(4,000.0)		(4000.0)
Salvage of existing crushing not used	(550.0)

Subtotal	19,484.3	250.0	3,436.4	8,868.0	0.0	10,448.6	(4,000.0)		19,003.0
Mine Contingency	426.8	25.0	25.0	0.0					50.0
Process Contingency	2,750.6	0.0	637.3	1,729.6	0.0	0.0			2,366.9
EPCM	580.0	0.0	191.2	518.9	0.0	0.0			710.1
Indirects	344.3	0.0	191.2	518.9	0.0	0.0			710.1
Subtotal	23,585.9	275.0	4,481.0	11,635.5	0.0	10,448.6	(4,000.0)		22,840.1
Working Capital		11,003.2	(11,003.2)					0.0

Totals	23,585.9	11,278.2	(6,522.2)	11,635.5	0.0	10,448.6	(4000.0)	0.0	22,840.1

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The costs presented here have been estimated using information provided by Pershing, MDA and Kappes Cassiday & Associates of Reno, Nevada. All equipment and material requirements are based on the design information described in the PFS. Capital cost estimates have been made using quotes from contractors and suppliers for most major items. Other items were estimated from cost guides and project files.

A number of facilities and most of the processing equipment already exist on-site at Relief Canyon. Costs are based on a combination of the purchase of new equipment items, repair or refurbishment of existing items and facilities, and purchase of used equipment where reasonable. Some equipment items including some crushing and stacking equipment, generators, and process mobile equipment will be financed through various equipment vendors. The cost of transporting and refining metals produced is estimated to total 1 percent of revenue.

The following table shows the estimated operating cost. The base case operating cost estimate indicates an average cost of US$769.80 to produce an ounce of gold. The gold and silver prices used for the PFS are US$1,250 per ounce of gold and US$16.75 per ounce of silver.

Operating Cost Estimate (US$ 000’s)

Item	Units	Preproduction	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Totals

Dozed Material	000's tons	131	64.0		65	37	119.0				285.0
Ore	000's tons	24	5,885	5,929	5,918	4,616	4,590	3,566			30,505

Waste Dump Material	000's tons	25	701	0	0	588	1,203	0			2,493
Alluvium	000's tons	382	2,260	3,147	786	2,908	1,474	8			10,583
Rock Waste	000's tons	1,234	12,795	16,795	18,238	23,144	23,194	7,717			101,882
Total Waste	000's tons	1,661	15,756	19,942	19,024	26,640	25,871	7,725			114,958

Total Material		1,685	21,641	25,871	24,942	31,256	30,461	11,291	0	0	145,463
Crushed Material Summary
Tons	000's tons		5,730.5	5,988.0	6,005.4	4,640.2	4,579.1	3,586.7			30,530
Grade	oz Au/ton		0.015	0.017	0.019	0.024	0.027	0.027			0.021
Ounces	000's ounces		87.9	100.9	115.1	109.3	125.5	96.2			634.9
Total Silver Produced	000's ounces		5.2	45.1	97.4	98.2	93 7	68.5	27.2	6.0	441.2
Total Gold Produced	000's ounces		69.0	85.0	90.2	83.5	99 7	86.2	11.3	0.9	525.8

Revenue	$000's		$86,353.2	$107,007.9	$114,371.0	$106,027.1	$126,201.8	$108,842.4	$14,635.9	$1,192.0	$664,631.3
Refining and Transportation (1%)	000's		$863.5	$1,070.1	$1,143.7	$1,060.3	$1,262.0	$1,088.4	$146.4	$11.9	$6,646.3
Royalties (2.15%)	$000's		$1,838.0	$2,277.7	$2,434.4	$2,256.8	$2,686.2	$2,315.7	$311.5	$25.4	(14,146.7

Net Profit	$000's		$83,651.6	$103,660.1	$110,792.9	$102,710.0	$122253.6	$105,437.2	$14,178.0	$1,154.7	$643,838.3
Operating Cost
Mining	$000's		$44,9463	$50,607.7	$48,544.0	$57,246.8	$58,841.4	$22,928.6			$283,114.8
Load Crusher	$000's		$2,510.6	$2,529.3	$2,524.7	$1,969.3	$1,958.1	$1,521.4			$13,013.4
Processing	$000's		$16,112.3	$16,703.7	$17,101.1	$12,572.8	$12,464.1	$11,020.2	$3,201.8	$400.0	$89,575.9
G & A	$000's		$2,450.2	$2,450.2	$2,148.2	$2,148.2	$2,148.2	$2,148.2	$1,252.3		$14,745.6
Reclamation	$000's							$1,000.0	$4,000.0	$3,000.0	$8,000.0
Bond Cash Collateral	$000's									$(3,690.0)	$(3,690.0)
Total Operating Cost	$000's		$66,019.5	$72,290.8	$70,318.1	$73,937.1	$75,411.8	$38,618.4	$8,454.0	$(290.0)	$404,759.7
Cost $/ton Ore			$11.5	$12.1	$11.7	$15.9	$16.5	$10.8			$13.3
Cost $/ounce An recovered			$956.6	$850.5	$779.6	$885.4	$756.3	$448.2	$745.2		$769.8

Economic Analysis

The economic analysis of the Relief Canyon mine was completed both on a pre-tax and after-tax basis. The pre-tax economics of the mine were calculated using a US$1,250 per ounce gold price and US$16.75 per ounce silver price. The base case has a pre-tax net present value (“NPV”) at a 5 percent discount rate of US$144.6 million with an internal rate of return (“IRR”) of 89.1 percent. The payback period is about 1.5 years.

Pershing has accrued approximately US$73.2 million in net operating losses for the property that can be utilized to reduce the mine’s taxable income, which will lower the amount of income taxes paid over the life of the project. The use of the accrued net operating losses was considered in the economic analysis.

The after tax, base case cash flow is an estimated US$167.7 million. The after tax NPV (at 5 percent discount rate) is US$126.3 million and the IRR is 85.2 percent.

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Exploration, Development and Production

Based on the positive results of the PFS, Pershing intends to advance consideration of the Relief Canyon Mine to a production decision. In addition, and as described in the PFS, there are also several opportunities to improve the Relief Canyon mine project. First, the project has a number of targets for mineral resource expansion that should be followed up with more detailed mapping, sampling and drilling. Past production of silver from the deposit indicates that there will be a silver credit from the property, though the current database contains limited silver assays. Additional silver assaying of the available pulps in continuous interval runs of the mineralized areas should be completed so that silver could be modeled and included for more of the mineral resource.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before investing in our Common Shares you should carefully consider the following risks in addition to the remainder of this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors included in the Company’s 2016 10-K and any subsequently filed reports, before making an investment decision. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or which we currently consider to be immaterial may also impair our business. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the value of our Common Shares would likely decline and you may lose all or a part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement.

Risks Related to the Offering

The trading price of the Common Shares may experience substantial volatility.

The trading price of our Common Shares may experience substantial volatility that is unrelated to our financial condition or operations. The trading price of our Common Shares may also be significantly affected by short-term changes in the price of gold and other minerals. The market price of our securities is affected by many other variables which may be unrelated to its success and are, therefore, not within our control. These include other developments that affect the market for all resource sector-related securities, the breadth of the public market for the Common Shares and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common Shares is expected to make the price of the Common Shares volatile in the future, which may result in losses to investors.

Management will have broad discretion as to the use of the net proceeds from this Offering, and we may not use these proceeds effectively.

We currently intend to allocate the net proceeds we will receive from this Offering as described under the heading “Use of Proceeds” below. However, management will have discretion in the actual application of the net proceeds, and may elect to allocate proceeds differently from that described in “Use of Proceeds” if it believes it would be in its best interests to do so. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have an adverse effect on our business and cause the price of our Common Shares to decline.

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Sales of substantial amounts of the Common Shares, including in this Offering and the Private Placement, may have an adverse effect on the market price of the Common Shares.

Sales of substantial amounts of the Common Shares, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Common Shares. A decline in the market prices of the Common Shares could impair our ability to raise additional capital through the sale of securities should we desire to do so. If we were to decide to pursue the commencement of production at Relief Canyon, additional external financing would be required in addition to the amounts raised in this Offering and the Private Placement. Such external financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), additional equity financing or other alternatives, and may result in additional dilution to existing holders of our Common Shares.

There is currently no public market for the Warrants and we do not intend to list the Warrants for trading.

There is currently no public market for the Warrants and we do not intend to list the Warrants for trading. Because of the illiquidity of the Warrants, an investor may have to exercise the Warrants to realize value.

The Warrants are speculative in nature. You may not be able to recover your investment in the Warrants, and the Warrants may expire worthless.

If our Common Shares price does not increase to an amount sufficiently above the applicable exercise price of the Warrants during the period the Warrants are exercisable, you will be unable to recover any of your investment in the Warrants. There can be no assurance that the market price of the Common Shares will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Investors will have no rights as a shareholder with respect to their Warrants until they exercise their Warrants and acquire our Common Shares.

Until you acquire Common Shares upon exercise of your Warrants, you will have no rights with respect to the Common Shares underlying such Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

Risks Related to Our Business

We do not know if our properties contain any gold or other minerals that can be mined at a profit.

We do not know if any deposits of gold or other minerals can be mined at a profit. Whether a gold or other mineral deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of the gold or other minerals which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. We are also obligated to pay production royalties on certain of our mineral production, including a net smelter royalty of 2% on production from most of our Relief Canyon Mine property, with a portion of the deposit located on property subject to net smelter return production royalties totaling 4.5%, which would increase our costs of production and make our ability to operate profitably more difficult. We are also obligated to pay a net smelter royalty of up to 5% on production from some of our claims and lands.

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We are an exploration stage company and have conducted exploration activities only since 2011. We reported a net loss for the year ended December 31, 2016 and in the subsequent fiscal quarters ending with the September 30, 2017 fiscal quarter, and expect to incur operating losses for the foreseeable future.

Our evaluation of our Relief Canyon Mine property is primarily based on historical production data and on new exploration data that we have developed since 2011, supplemented by historical exploration data. Our plans for recommencing mining and processing activities at the Relief Canyon Mine property are still being developed, as are our exploration programs on the Relief Canyon expansion properties. Accordingly, we are not yet in a position to estimate expected amounts of minerals, yields or values or evaluate the likelihood that our business will be successful. We have not earned any revenues from mining operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties and commencement of mining activities that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, costs and expenses that may exceed current estimates and the requirement for external funding to continue our business. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We reported a net loss of approximately US$15.6 million for the year ended December 31, 2016 and a net loss of approximately US$9.1 million for the nine months ended September 30, 2017. We expect to incur significant losses into the foreseeable future. Our monthly burn rate for all costs during the nine months ended September 30, 2017 was approximately US$0.7 million, including US$0.6 million for general and administrative costs (including all employee salaries, public company expenses, consultants, and land holdings costs) and US$0.1 million for exploration activities. If we are unable to raise sufficient additional external funding to commence mining and processing at Relief Canyon, including in this Offering and future offerings and financings, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Exploring for gold and other minerals is inherently speculative, involves substantial expenditures, and is frequently non-productive.

Mineral exploration (currently our only business), and gold exploration in particular, is a business that by its nature is very speculative. We may not be able to mine any gold or any other minerals on a profitable basis. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological conditions, fires, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.

The mining industry is capital intensive and we may be unable to raise necessary funding.

We spent approximately US$11.3 million on our business and exploration during the year ended December 31, 2016. Our estimated total costs for business and exploration for 2017 is US$10.1 million. Our estimated total cost for 2018 for advancement of the Relief Canyon project, exploration, permitting, landholding, and for general and administrative costs is approximately US$11.0 million. In addition, in order to commence mining at Relief Canyon, based on the estimates contained in the PFS, we currently expect to incur capital expenditures and working capital expenditures of approximately US$35 million. To pursue the commencement of production at Relief Canyon, additional external financing, in addition to this Offering and, if it occurs, the Private Placement private offering, would be required. Such additional financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), additional equity financing or other alternatives. We may be unable to secure additional financing on terms acceptable to us, or at all. Our inability to raise additional funds would prevent us from achieving our business objectives and would have a negative impact on our business, financial condition, results of operations and the value of our securities. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership of existing stockholders, including investors in this Offering and the Private Placement, may be diluted and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our Common Shares. Such securities may also be issued at a discount to the market price of our Common Shares, resulting in possible further dilution to the book value per share of Common Shares. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Although we entered into a non-binding term sheet with Sprott Resource Lending (“Sprott”), as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources,” in our the Company’s 2016 10-K, after further negotiations the Company and Sprott decided not to enter into a binding agreement.

25

Uunanticipated problems or delays may negatively affect our ability to commence mining and processing activities at Relief Canyon.

If we were to decide to pursue the commencement of mining and processing activities at Relief Canyon, additional external financing, in addition to this Offering and the Private Placement, would be required.  Although the Relief Canyon Mine currently has an available leach pad and processing facility and we have senior mine and processing personnel in place, we would be required to obtain mining equipment (which could be through purchase, lease, contract mining or a combination of these), hire employees for the mine and the processing plant, purchase materials and supplies, commence mining, leaching and processing activities, and continue these activities as well as the corporate activities currently conducted for a number of months until sufficient positive cash flow is produced by gold sales to fund all of these ongoing activities. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of materials, mining or processing problems, unanticipated variations in mined materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental problems, unforeseen difficulties or labor issues, any of which could delay or prevent us from commencing or ramping up mining and processing. If our start-up were prolonged or delayed or our costs were higher than anticipated, we could be unable to obtain sufficient funds to cover the additional costs, and our business could experience a substantial setback. Prolonged problems could have a material adverse effect on our business, consolidated financial condition or results of operations and threaten our viability.

We are a junior exploration company with no mining activities and we may never have any mining activities in the future.

Our primary business is exploring for gold and, to a lesser extent, other minerals. If we discover commercially exploitable gold or other deposits, we will not be able to make any money from mining activities unless the gold or other deposits are actually mined, or we sell our interest. Accordingly, we will need to seek additional capital through debt or equity financing, streaming, royalty financing, forward sale arrangements, or other alternatives, find some other entity to mine our properties or operate our facilities on our behalf, enter into joint venture or other arrangements with a third party, or sell or lease the property or rights to mine to third parties. Mine development projects typically require a number of years and significant expenditures during the development phase before production is possible. Such projects could experience unexpected problems and delays during development, construction and mine start up. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If and when we assume operational responsibility for mining on our properties, we must demonstrate that we will be able to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.

We must make annual lease payments, advance royalty and royalty payments and claim maintenance payments or we will lose our rights to our property.

We are required under the terms of the leases covering some of our property interests to make annual lease payments and advance royalty and royalty payments each year. We are also required to make annual claim maintenance payments to the BLM and pay a fee to Pershing County in order to maintain our rights to explore and, if warranted, to develop our unpatented mining claims. If we fail to meet these obligations, we will lose the right to explore for gold and other minerals on our property. Our total annual property maintenance costs payable to the BLM and Pershing County for all of the unpatented mining claims and millsites in the Relief Canyon area in 2016 were approximately US$207,000, and we expect our annual maintenance costs to be approximately US$213,000 in 2017 and 2018. Our lease payments, advance royalty and royalty payments and claim maintenance payments are described under “ITEMS 1 AND 2: BUSINESS AND PROPERTIES—Business Strategy” in the Company’s 2016 10-K.

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Our business is subject to extensive environmental regulations that may make exploring, mining or related activities prohibitively expensive, and which may change at any time.

All of our operations are subject to extensive environmental regulations that can substantially delay exploration and mine development and make exploration and mine development expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of exploring and other related activities on our properties, including our plan to process gold at our processing facility. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploration, mine development, or other activities, and adversely affect our financial position. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) and such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities will be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under specific federal and state operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws. We have been required to post a substantial bond under various laws relating to mining and the environment and may in the future be required to post a larger bond to pursue additional activities. For example, we must provide BLM and the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (“NDEP”) additional financial assurance (reclamation bonds) to guarantee reclamation of any new surface disturbance required for drill roads, drill sites, or mine expansion. In March 2017, we increased the amount of our reclamation bond with BLM and the NDEP to approximately US$12.3 million. Approximately US$12.2 million of our reclamation bond covers both exploration and mining at the Relief Canyon Mine property, including the three open-pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads. Approximately US$76,000 covers exploration on the Relief Canyon expansion properties. The reclamation bond was collateralized by approximately 30% of the US$12.3 million bond amount, or about US$3.7 million. Approximately US$30,000 of the reclamation bond remains available for future mining or exploration operations. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately US$100,000, although we expect periodic increases due to effects of inflation.

The government licenses and permits which we need to explore on our property may take too long to acquire or cost too much to enable us to proceed with exploration. In the event that we conclude that the Relief Canyon Mine deposit can be profitably mined, or discover other commercially exploitable deposits, we may face substantial delays and costs associated with securing the additional government licenses and permits that could preclude our ability to develop the mine.

Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mining claims requires a permit to be obtained from the BLM, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian graves, threatened or endangered species, archeological sites or the possibility thereof, difficult access and excessive dust may all result in the need for additional permits before exploration activities can commence.

If we conclude that the Relief Canyon deposit can be profitably mined and the minable material exceeds 21 million tons, the current capacity of the leach pad, we would also need to seek an amendment of the processing facility permit to expand the capacity of the leach pad and ponds to accommodate additional material. As with all permitting processes, there is substantial uncertainty about when and if the permits will be issued. There is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted or could be challenged by third parties, which could result in protracted litigation that could cause substantial delays, or may be granted in an unacceptable timeframe or cost too much. While permitting efforts have not encountered opposition to date, proposed mineral exploration and mining projects can become controversial and be opposed by nearby landowners and communities, which can substantially delay and interfere with the permitting process. Additional permitting would also be required in the future to mine below the water table, and the BLM may require an Environmental Impact Statement to evaluate the associated impacts. Delays in or inability to obtain the necessary permits discussed above would result in unanticipated costs, which may result in serious adverse effects upon our business.

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The value of our property and any other deposits we may seek or locate is subject to volatility in the price of gold.

Our ability to obtain additional and continuing funding, and our profitability if and when we commence mining or sell our rights to mine, will be significantly affected by changes in the market price of gold and other mineral deposits. Gold and other minerals prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. The price of gold may be influenced by:

•	fluctuation in the supply of, demand and market price for gold;
•	mining activities of our competitors;
•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;
•	interest rates;
•	currency exchange rates;
•	inflation or deflation;
•	fluctuation in the value of the United States dollar and other currencies;
•	global and regional supply and demand, including investment, industrial and jewelry demand; and
•	political and economic conditions of major gold or other mineral-producing countries.

The price of gold and other minerals have fluctuated widely in recent years, and a decline in the price of gold or other minerals could cause a significant decrease in the value of our property, limit our ability to raise money, and render continued exploration and development of our property impracticable. If that happens, then we could lose our rights to our property or be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon gold prices remaining sufficiently high to make the development of our property economically viable.

Our property title may be challenged. We are not insured against any challenges, impairments or defects to our mining claims or title to our other properties.

Our property is comprised primarily of unpatented lode mining claims and millsites located and maintained in accordance with the federal General Mining Law of 1872 (the “General Mining Law”). Unpatented lode mining claims and millsites are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims and millsites is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations with which the owner of an unpatented mining claim or millsite must comply in order to locate and maintain a valid claim. Moreover, if we discover mineralization that is close to the claim boundaries, it is possible that some or all of the mineralization may occur outside the boundaries on lands that we do not control. In such a case we would not have the right to extract those minerals. We do not have title reports or opinions covering all of our Relief Canyon properties. The uncertainty resulting from not having title opinions for all of our Relief Canyon properties or having detailed claim surveys on all of our properties leaves us exposed to potential title defects. Defending challenges to our property title would be costly, and may divert funds that could otherwise be used for exploration activities and other purposes.

In addition, unpatented lode mining claims and millsites are always subject to possible challenges by third parties or contests by the federal government, which, if successful, may prevent us from exploiting any discovery of commercially extractable gold. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our property. We are not insured against challenges, impairments or defects to our property title.

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Possible amendments to the General Mining Law and other environmental regulations could make it more difficult or impossible for us to execute our business plan.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, as well as legislation that would make comprehensive changes to the law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If adopted, such legislation, if it includes concepts that have been part of previous legislative proposals, could, among other things, (i) limit on the number of millsites that a claimant may use, discussed below, (ii) impose time limits on the effectiveness of plans of operation that may not coincide with mine life, (iii) impose more stringent environmental compliance and reclamation requirements on activities on unpatented mining claims and millsites, (iv) establish a mechanism that would allow states, localities and Native American tribes to petition for the withdrawal of identified tracts of federal land from the operation of the General Mining Law, (v) allow for administrative determinations that mining would not be allowed in situations where undue degradation of the federal lands in question could not be prevented, (vi) impose royalties on gold and other mineral production from unpatented mining claims or impose fees on production from patented mining claims, and (vii) impose a fee on the amount of material displaced at a mine. Further, it could have an adverse impact on earnings from our operations, could reduce estimates of any reserves we may establish and could curtail our future exploration and development activity on our unpatented claims.

Our ability to conduct exploration, development, mining and related activities may also be impacted by administrative actions taken by federal agencies. With respect to unpatented millsites, for example, the ability to use millsites and their validity has been subject to greater uncertainty since 1997. In November of 1997, the Secretary of the Interior (appointed by President Clinton) approved a Solicitor’s Opinion that concluded that the General Mining Law imposed a limitation that only a single five-acre millsite may be claimed or used in connection with each associated and valid unpatented or patented lode mining claim. Subsequently, however, on November 7, 2003, the new Secretary of the Interior (appointed by President Bush) approved an Opinion by the Deputy Solicitor which concluded that the mining laws do not impose a limitation that only a single five-acre millsite may be claimed in connection with each associated unpatented or patented lode mining claim. Current federal regulations do not include the millsite limitation. There can be no assurance, however, that the Department of the Interior will not seek to re-impose the millsite limitation at some point in the future.

In addition, a consortium of environmental groups has filed a lawsuit in the United District Court for the District of Columbia against the Department of the Interior, the Department of Agriculture, the BLM, and the U.S. Forest Service (“USFS”), asking the court to order the BLM and USFS to adopt the five-acre millsite limitation. That lawsuit also asks the court to order the BLM and the USFS to require mining claimants to pay fair market value for their use of the surface of federal lands where those claimants have not demonstrated the validity of their unpatented mining claims and millsites. If the plaintiffs in that lawsuit were to prevail, that could have an adverse impact on our ability to use our unpatented millsites for facilities ancillary to our exploration, development and mining activities, and could significantly increase the cost of using federal lands at our properties for such ancillary facilities.

In 2009, the U.S. Environmental Protection Agency (“EPA”) announced that it would develop financial assurance requirements under CERCLA Section 108(b) for the hard rock mining industry. On January 29, 2016, the U.S. District Court for the District of Columbia issued an order requiring that if the EPA intended to prepare such regulations, it had to do so by December 1, 2016. The EPA issued its proposed rule on January 11, 2017. Under the proposed rule, owners and operators of facilities subject to the rule would be required to (i) notify the EPA that they are subject to the rule; (ii) calculate a level of financial responsibility for their facility using a formula provided in the rule; (iii) obtain a financial responsibility instrument, or qualify to self-assure, for the amount of financial responsibility; (iv) demonstrate that they have obtained such evidence of financial responsibility; and (v) update and maintain financial responsibility until the EPA releases the owner or operator from the CERCLA Section 108(b) regulations. As drafted, those additional financial assurance obligations could be in addition to the reclamation bonds and other financial assurances the Company has and would be required to have in place under current federal and state laws. The draft form of the proposed rule has been commented upon by the public and the regulated community, and the EPA is currently evaluating the comments to determine if changes to the draft rule are needed. If such requirements are retained in the final rule, they could require significant additional expenditures on financial assurance, which could have a material adverse effect on our future business operations.

29

Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold and other minerals.

Gold exploration, and mineral exploration in general, is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.

Our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines.

Most of our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines. Accordingly, although our Senior Vice President has significant experience and expertise in environmental permitting and regulatory matters for developing and operating mines and our Chief Operating Officer has significant experience with mine operations, our management may not be fully aware of many of the other specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to some of our management’s lack of experience in the mining industry.

We may not be able to maintain the infrastructure necessary to conduct exploration activities.

Our exploration activities and any future mine development activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.

Our exploration activities and any future mine development may be adversely affected by the local climate or seismic events, which could prevent us from gaining access to our property year-round.

Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our property, or may otherwise prevent us from conducting exploration activities on our property. There may be short periods of time when the unpaved portion of the access road is impassible in the event of extreme weather conditions or unusually muddy conditions. During these periods, it may be difficult or impossible for us to access our property, make repairs, or otherwise conduct exploration or mine development activities on them.

Risks Relating to Our Organization and Our Common Shares

We have relied on certain stockholders to provide significant investment capital to fund our operations.

We have in the past relied on cash infusions primarily from Frost Gamma Investments Trust (“Frost Gamma”) and one of the Company’s directors, Barry Honig. During the year ended December 31, 2012, Frost Gamma provided approximately US$4.6 million in consideration for the issuance of certain of our securities. In the year ended December 31, 2013, Mr. Honig provided approximately US$5.6 million to us in consideration for the issuance of shares of the Company’s Series E Preferred Stock. Additionally, Mr. Honig and Frost Gamma provided approximately US$1.9 million and US$150,000, respectively, to us in consideration for the issuance of Common Shares and warrants to purchase Common Shares in July 2014 private placements. Mr. Honig invested US$150,000 in a private placement of our Common Shares in October 2014, US$2.5 million in an April 2015 private placement, and US$1.25 million in a February 2016 private placement. Donald Smith invested US$6 million in a March 2016 private placement. Curtailment of cash investments by significant investors could detrimentally impact our cash availability and our ability to fund our operations.

30

Our principal stockholders, officers and directors own a substantial interest in our voting securities, and investors may have limited voice in our management.

Our principal stockholders, Barry Honig, Donald Smith, and Levon Resources Ltd. (“Levon Resources”), as well as our officers and directors, own, in the aggregate, in excess of approximately 50.1% of our voting securities, including Common Shares issuable upon the conversion of our Series E Preferred Stock. As of December 11, 2017, Mr. Honig, who is a director, owned 9,217,622 or approximately 29.6%, of our voting securities, Mr. Smith owned 3,251,500, or approximately 10.5%, of our voting securities, and Levon Resources owned 1,954,366, or approximately 6.3%, of our voting securities. As of that date, our officers and directors, including Mr. Honig, owned 10,377,146, or approximately 33.3%, of our voting securities. Additionally, the holdings of our officers and directors may increase in the future upon exercise of options, warrants or convertible securities they may hold or be granted in the future or if they otherwise acquire additional Common Shares, including through grants under our employee benefit plans.

As a result of their ownership and positions, our principal stockholder, directors and executive officers collectively may be able to influence all matters requiring stockholder approval, including the following matters:

•	election of our directors;
•	amendment of our articles of incorporation or bylaws; and
•	effecting or preventing a merger, sale of assets or other corporate transaction.

In addition, their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We are subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, as well as the listing rules of NASDAQ and the TSX.

The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we were privately held. These costs for the years ended December 31, 2015 and December 31, 2016 were approximately US$950,000 and US$850,000 respectively. We estimate that these costs will be approximately US$850,000 for the year ending 2017.

 It may be time consuming, difficult and costly for us to develop, implement and maintain the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Shares and our ability to file registration statements pursuant to registration rights agreements and other commitments.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result of our small size, any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. Although, as of December 31, 2016, management has concluded that our internal control over financial reporting is effective, there can be no assurance that our internal control over financial reporting will remain effective.

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Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to further increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our Common Shares is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	results of our operations and exploration efforts;
•	fluctuation in the supply of, demand and market price for gold;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our Common Shares;
•	our ability to execute our business plan;
•	sales of our Common Shares and decline in demand for our Common Shares;
•	regulatory developments;
•	economic and other external factors;
•	investor perception of our industry or our prospects; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Shares. As a result, you may be unable to resell your Common Shares at a desired price.

Volatility in the price of our Common Shares may subject us to securities litigation.

As discussed above, the market for our Common Shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Shares.

We have never paid cash dividends on our Common Shares and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Shares will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Shares may be less valuable because a return on your investment will only occur if our Common Shares price appreciates.

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There is currently a limited trading market for our Common Shares and we cannot ensure that one will ever develop or be sustained.

Although the Company’s Common Shares are currently quoted on NASDAQ, the TSX, and Frankfurt Stock Exchange, there is limited trading activity. The Company can give no assurance that an active market will develop, or if developed, that it will be sustained. If an investor acquires shares of the Company’s Common Shares, the investor may not be able to liquidate the Company’s shares should there be a need or desire to do so. Only a small percentage of our Common Shares is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our Common Shares either now or in the future. The market liquidity of our Common Shares is limited and may be dependent on the market perception of our business, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our Company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our Common Shares, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the Common Shares, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced Common Shares as collateral for any loans.

Offers or availability for sale of a substantial number of Common Shares may cause the price of our Common Shares to decline.

If our stockholders sell substantial amounts of our Common Shares in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants, including the associated Warrants offered in this Offering and the Private Placement, it could create a circumstance commonly referred to as an “overhang” in anticipation of which the market price of our Common Shares could decline. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The Private Placement, the conversion of preferred stock, the change in the conversion rate of preferred stock and exercise of options or warrants may result in substantial dilution to existing stockholders.

Conversions of our Series E Preferred Stock presently owned by our principal shareholders and others and exercise of options and warrants would have a dilutive effect on our Common Shares. As of December 11, 2017, we have reserved (i) 2,725,092 Common Shares that are issuable upon conversion of our Series E Preferred Stock at a conversion rate of one share of Series E Preferred Stock for approximately 304.615 Common Shares (following an adjustment in the conversion ratio effective February 25, 2016), (ii) 1,794,453 Common Shares that are issuable upon exercise of options to purchase our Common Shares, (iii) 2,377,576 Common Shares that are issuable upon exercise of warrants to purchase our Common Shares, and (iv) 1,047,224 Common Shares that are issuable pursuant to restricted stock units upon vesting and/or upon termination of service or in connection with a change of control. Because the Common Shares issued in this Offering will be offered at a price of US$[●], the conversion rate will be adjusted effective as of the closing of the Offering to a rate of one share of Series E Preferred Stock for approximately [●] Common Shares. As a result, the number of Common Shares issuable upon conversion of outstanding Series E Preferred Stock will increased by approximately [●] to [●] Common Shares. Further, any additional financing that we secure is likely to require the sale of additional Common Shares and the granting of rights, preferences or privileges senior to those of our Common Shares and will result in additional dilution of the existing ownership interests of holders of our Common Shares.

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Our issuance of additional Common Shares or securities convertible into Common Shares in exchange for services or to repay debt would dilute the proportionate ownership and voting rights of existing stockholders and could have a negative impact on the market price of our Common Shares.

Our board of directors may generally issue Common Shares or securities convertible into Common Shares to pay for debt or services, without further approval by our stockholders, based upon such factors that our board of directors may deem relevant at that time. We have, in the past, issued securities for debt to reduce our obligations. We have also issued securities as payment for services. It is likely that we will issue additional securities to pay for services and reduce debt in the future. We cannot give you any assurance that we will not issue additional Common Shares or securities convertible into Common Shares under circumstances we may deem appropriate at the time.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our Common Shares.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of our Common Shares and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Shares. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our Common Shares or that is convertible into our Common Shares, which could decrease the relative voting power of our Common Shares or result in dilution to our existing stockholders.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

Anti-takeover provisions may impede the acquisition of our Company.

Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

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Non-U.S. holders of our Common Shares, in certain situations, could be subject to U.S. federal income tax upon sale, exchange or disposition of our Common Shares.

It is likely that we are, and will remain for the foreseeable future, a U.S. real property holding corporation for U.S. federal income tax purposes because our assets consist primarily of “United States real property interests” as defined in the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury regulations.  As a result, under the Foreign Investment in Real Property Tax Act, or FIRPTA, certain non-U.S. investors may or may in the future be subject to U.S. federal income tax on any gain from the disposition of Common Shares, in which case they would also be required to file U.S. tax returns with respect to such gain.  In general, whether these FIRPTA provisions apply depends on the amount of our Common Shares that such non-U.S. investors hold.  In addition, such non-U.S. investors may or may in the future be subject to withholding if, at the time they dispose of their shares, our Common Shares is not regularly traded on an established securities market within the meaning of the applicable Treasury regulations.  So long as our Common Shares continues to be regularly traded on an established securities market, only a non-U.S. investor who has owned, actually or constructively, more than 5% of our Common Shares at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. investor’s holding period for its shares may or may in the future be subject to U.S. federal income tax on the disposition of our Common Shares under FIRPTA.

USE OF PROCEEDS

We estimate that our net proceeds from this Offering of Common Shares and associated Warrants, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $[●] million ($[●] million if the Underwriters exercise their Over-Allotment Option to purchase Option Shares and/or Option Warrants in full).

Concurrently with this Offering, we are conducting a Private Placement of [●] Common Shares and associated four-tenth Warrants to purchase an aggregate of [●] Common Shares that is not subject to the registration requirements of the U.S. Securities Act.

We intend to use the net proceeds from this Offering and the Private Placement for advancing our Relief Canyon project, including pre-construction and development and exploration drilling to expand the mineralization at Relief Canyon, and/or general corporate purposes. The expected use of the net proceeds from the sale of Common Shares and associated Warrants offered by this prospectus supplement represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. Pending such intended uses, we intend to deposit the proceeds in an interest-bearing account.

The Company’s short-term business objective is the advancement of the Relief Canyon project towards the production. Certain milestones are required to be met in order to commence production, which include, among other things: (i) securing appropriate financing to fund the development of the Relief Canyon project; (ii) procuring, installing and commissioning the necessary equipment for the restart of the mine operations; and (iii) and hiring and training of additional personnel to operate the plant and manage all aspects of operations. For additional information regarding the timing and costs associated with the aforementioned milestones, see also “Summary – Relief Canyon Mine Property”, “Relief Canyon Project” and “Risk Factors”.

PRIOR SALES

The following table sets forth the date, number, type of security and prices at which the Company has issued certain Securities or securities that are convertible or exchangeable into such securities during the 12 months preceding the date of this prospectus supplement:

Date of Issuance/Grant	Aggregate Number	Security Issued	Issuance Price (US$)/ Exercise Price (US$)
September 2017	5,255	Restricted Stock Units	$2.95	(4)
June 2017	2,351	Common Shares	$3.51	(4)
June 2017	6,632	Restricted Stock Units	$2.79	(4)
April 2017	4,937	Restricted Stock Units	$3.95	(4)
April 2017	3,147	Restricted Stock Units	$4.29	(4)
April 2017	3,643	Restricted Stock Units	$4.53	(4)
April 2017	4,741	Restricted Stock Units	$3.27	(4)
April 2017	7,220	Restricted Stock Units	$2.84	(4)
April 2017	10,000	Common Shares	N/A	(2)
April 2017	5,995	Common Shares	N/A	(3)
March 2017	50,000	Restricted Stock Units	$2.99
March 2017	925	Common Shares	N/A	(2)
March 2017	1,000	Common Shares	N/A	(2)
February 2017	3,666	Common Shares	N/A	(1)
February 2017	25,000	Restricted Stock Units	$3.20
February 2017	116,229	Restricted Stock Units	$3.29
February 2017	100,000	Warrants	$3.45
December 2016	1,000	Common Shares	N/A	(1)
December 2016	2,205,883	Common Shares	$3.40

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Notes:

(1)	Common Shares were issued upon the conversion of Restricted Stock Units that were issued in 2014 for no additional consideration in accordance with the terms thereof.
(2)	Common Shares were issued upon the conversion of Restricted Stock Units that were issued in 2017 for no additional consideration in accordance with the terms thereof.
(3)	Common Shares were issued upon the conversion of Restricted Stock Units that were issued in 2016 for no additional consideration in accordance with the terms thereof.
(4)	Restricted Stock Units or Common Shares granted in respect of board fees previously earned by directors who elected to receive Restricted Stock Units in lieu of cash; the number of Restricted Stock Units or Common Shares, as applicable, were calculated based upon the applicable price of the Common Shares at each fiscal quarter when quarterly board fees were earned, and accordingly, calculations result in multiple deemed issuance prices per grant.

CAPITALIZATION

The following table sets forth our capitalization and cash position as of September 30, 2017 on:

•	an actual basis;
•	an as-adjusted basis to give effect to the issuance and sale of [●] Common Shares and Warrants in this Offering, assuming the exercise of Common Shares issuable upon the exercise of the Warrants, but assuming no exercise of the Over-Allotment Option to purchase Option Shares and/or Option Warrants; and
•	an as-further-adjusted basis to give effect to the issuance and sale of the Private Placement Shares and Private Placement Warrant Shares, assuming the exercise of Common Shares issuable upon the exercise of warrants in the Private Placement.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into this prospectus supplement and the accompanying prospectus and “Use of Proceeds” in this prospectus supplement.

	As of September 30, 2017
	Actual	As Adjusted		As Further Adjusted
	(unaudited; in thousands of US$)
Cash and cash equivalents:	$1,963	$		$

Total indebtedness	$—		$—		$—

Convertible Series E Preferred stock ($0.0001 par value; 15,151 shares authorized; 8,946 shares issued and outstanding, liquidation preference of $9,742,194)	$—		$—		$—
Common stock, ($0.0001 par value; 200,000,000 shares authorized; 28,402,389 shares issued and outstanding)	3
Additional paid-in capital	197,298
Accumulated deficit	(165,658)
Stockholders’ equity:
Total Pershing Gold stockholders’ equity	$31,643	$		$

Total capitalization	$31,643	$		$

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DILUTION

Purchasers of Offered Shares and Warrants offered by this prospectus supplement will experience an immediate dilution in the net tangible book value of their Common Shares from the price paid in the Offering. The net tangible book value of our Common Shares as of September 30, 2017 was approximately US$31.6 million, or US$1.10 per Common Share. Net tangible book value per Common Share is determined by dividing our total tangible assets, less total liabilities, by the number of Common Shares outstanding as of September 30, 2017.

Dilution per share represents the difference between the public Offering Price per Offered Share and the adjusted net tangible book value per common share after giving effect to this Offering. After reflecting the sale in this Offering of [●] Offered Shares (not including Warrant Shares issuable upon the exercise of Warrants sold in this Offering), less underwriter fees and estimated offering expenses, the adjusted net tangible book value of our common shares as of September 30, 2017 would have been approximately US$[●] million, or approximately US$[●] per share. The change represents an immediate increase in net tangible book value per Common Share of US$[●] per share to existing stockholders and an immediate dilution of US$[●] per Common Share to new investors purchasing the Offered Shares in this Offering. The following table illustrates this per Common Share dilution:

Public Offering Price per Common Share	$
Net tangible book value per share as of September 30, 2017	$
Increase per share attributable to this Offering	$

Adjusted net tangible book value per share as of September 30, 2017	$
Dilution per share attributable to this Offering	$

If the Underwriters were to fully exercise their Over-Allotment Option to purchase Option Shares and/or Option Warrants, less the applicable underwriting discounts and commissions, the as adjusted net tangible book value per Common Share after the Offering would be US$[●] per Common Shares, and the dilution per Common Share to new investors would be US$[●] per Common Share.

The foregoing calculations are based on 28,402,389 Common Shares outstanding as of September 30, 2017 and excludes (i) outstanding options to purchase 1,794,453 Common Shares at a weighted average exercise price of $7.21 per share, (ii) [●] Common Shares issuable upon conversion of Series E Convertible Preferred Stock after the change in the conversion rate triggered by this Offering, (iii) 2,377,576 Common Shares issuable upon the exercise of outstanding warrants, and (iv) 1,794,453 Common Shares issuable pursuant to restricted stock units. Dilution caused by the issuance of shares in the Private Placement is not reflected in the foregoing calculations.

Because the Common Shares issued in this Offering will be offered at the Offering Price of US$[●], the conversion rate for our Series E Preferred Stock will be adjusted effective as of the closing of the Offering to a rate of one share of Series E Preferred Stock for approximately [●] Common Shares. As a result, the number of Common Shares issuable upon conversion of outstanding Series E Preferred Stock will increased by approximately to [●] Common Shares.

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PRICE RANGE AND TRADING VOLUME

The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading of our Common Shares on the TSX (as reported by TMX Datalinx).

	Share Price
Month	High	Low	Total Trading Volume
December 2016	5.00	4.20	36,095
January 2017	4.69	3.99	76,054
February 2017	4.43	4.00	21,055
March 2017	4.29	3.66	10,136
April 2017	4.09	3.73	8,113
May 2017	4.00	3.61	14,703
June 2017	4.14	3.55	63,310
July 2017	4.04	3.46	30,952
August 2017	3.95	3.58	38,974
September 2017	3.79	3.57	6,900
October 2017	3.98	3.62	14,745
November 2017	3.75	3.47	26,700
December 1-[●], 2017	[●]	[●]	[●]

The following table sets forth the reported monthly high and low daily trading prices and total trading volumes of the Common Shares on the NASDAQ for the periods indicated:

	Share Price
Month	High	Low	Total Trading Volume
December 2016	3.76	3.16	3,647,360
January 2017	3.40	3.07	2,218,350
February 2017	3.38	3.08	2,724,300
March 2017	3.16	2.81	2,740,710
April 2017	2.93	2.79	1,694,100
May 2017	2.90	2.64	1,111,040
June 2017	3.38	2.72	1,743,520
July 2017	3.23	2.71	1,255,090
August 2017	3.18	2.88	1,493,060
September 2017	3.05	2.88	1,189,800
October 2017	3.17	2.82	1,328,290
November 2017	2.95	2.76	2,100,680
December 1-[●], 2017	[●]	[●]	[●]

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Shares

We are authorized to issue 200,000,000 Common Shares, par value $0.0001 per Common Share, and 50,000,000 shares of preferred stock. As of December 11, 2017, we have the following issued and outstanding securities on a fully diluted basis:

•	28,402,389 Common Shares (including 42,961 shares of restricted stock granted under our equity incentive plans that vested December 11, 2017);
•	8,946 shares of Series E Convertible Preferred Stock, which are convertible into 2,725,092 Common Shares;
•	Warrants to purchase 2,377,576 Common Shares;
•	Options to purchase 1,794,453 Common Shares; and

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•	Restricted stock units, which entitle the holders to receive 1,047,224 Common Shares upon vesting and upon the satisfaction of certain specified conditions.

The holders of our Common Shares are entitled to one vote per share. In addition, the holders of our Common Shares will be entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Shares will be entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Shares will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors.

Our Common Shares are listed on NASDAQ and on the TSX under the symbol “PGLC”. The transfer agent for our Common Shares in the United States is Computershare Investor Services, Inc. located at 462 South 4th Street, Suite 1600, Louisville, Kentucky 40233-5000. The transfer agent for our Common Shares in Canada is Computershare Investor Services Inc. located at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1.

Warrants

The following is a brief summary of certain terms and conditions of the Warrants being offered by this prospectus supplement. The following description is subject in all respects to the provisions contained in the warrant agreements.

The Warrants will be issued as an individual warrant agreement to the investor. The Warrants are exercisable at any time after their original issuance and at any time for up to two years following the issuance date. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. In the event the Registration Statement (or subsequent registration statement applicable to the warrant shares) permitting the registered issuance of the warrant shares is not then effective or the prospectus forming a part thereof is not then available, then the warrant may be exercised through a “cashless exercise,” in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the warrant. No fractional Common Shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will, at our election, either pay a cash adjustment with respect of such fraction in an amount equal to such fraction multiplied by US$[●], or round up to the next whole share.

The exercise price per whole share of our Common Shares purchasable upon the exercise of the Warrants is US$[●] per share of Common Shares. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage upon at least 61 days’ prior notice from the holder to us.

We do not plan on applying to list the Warrants on NASDAQ, the TSX, or any other national securities exchange or automated quotation system.

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

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During the period the Warrants are outstanding, we will reserve from our authorized and unissued Common Shares a sufficient number of shares to provide for the issuance of Common Shares underlying the Warrants upon the exercise of the Warrants.

In the event of an organic change, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, we will elect, at our option, to (i) require holders of a warrant to exercise such warrant prior to the consummation of such organic change, and if not so exercised, such warrant will terminate upon consummation of such organic change, or (ii) to secure from the person or entity purchasing such assets or the successor resulting from such organic change a written agreement to deliver to a holder, in exchange for such holder’s warrant, a replacement warrant similar in form and substance.

Except by virtue of such holder’s ownership of Common Shares, the holder of a warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the warrant.

UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement by and between us and Canaccord Genuity Corp., BMO Nesbitt Burns Inc. and Cantor Fitzgerald Canada Corporation, we have agreed to sell to the Underwriters and the Underwriters have agreed to purchase from us, [●] Common Shares and associated four-tenth Warrants to purchase an aggregate of [●] Common Shares:

UNDERWRITER	NUMBER OF SHARES	NUMBER OF WARRANTS
Canaccord Genuity Corp.
BMO Nesbitt Burns Inc.
Cantor Fitzgerald Canada Corporation
Clarus Securities Inc.

Total

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent such as the receipt by the Underwriters of officers’ certificates and legal opinions. The underwriting agreement also provides that the Underwriters may terminate, at or prior to the closing, upon the occurrence of certain events such as a material adverse change in the US or international financial markets, an outbreak of hostilities, or a suspension of trading in our securities. The Underwriters are obligated to purchase all of the Common Shares and accompanying Warrants (other than those covered by the option to purchase additional shares and/or warrants described below) if they purchase any of the Common Shares and accompanying Warrants.

Each Offered Share is being sold together with a 0.4 Warrant to purchase Common Shares. Each whole warrant is exercisable for one share of Common Shares. The Offered Shares and Warrants will be issued separately. There is no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this prospectus supplement. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including NASDAQ or the TSX.

Over-Allotment Option to Purchase Additional Securities

We have granted to the Underwriters the Over-Allotment Option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, (i) up to [●] Option Shares at a purchase price of $[●] per Option Share and/or (ii) [●] Option Warrants from us at a purchase price of $[●] per Option Warrant.

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Underwriting Discount and Commissions and Offering Expenses

The Underwriters propose to offer the Offered Shares and accompanying Warrants to the public at the public Offering Price set forth on the cover of this prospectus supplement. The Underwriters may offer the Offered Shares to securities dealers at the price to the public less a concession not in excess of $[●] per Offered Share and accompanying Warrant. The Underwriters may offer the Common Shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the NYSE or TSX, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The difference between the price, at which the Underwriters purchase the Offered Shares from us and the price at which the Underwriters resell such Offered Shares may be deemed underwriting compensation. If the Underwriters effect such transactions by selling Offered Shares and associated Warrants to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or purchasers of Common Shares for whom they may act as agents or to whom they may sell as principal.

The following table shows the public Offering Price, the underwriting discounts and commissions that we are to pay the Underwriters, and the proceeds, before estimated expenses, to us in connection with this Offering. Such amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option to purchase Option Shares and/or Option Warrants.

	PER COMBINED SHARE AND RELATED WARRANT		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS	WITH OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS	WITH OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS
Public offering price	$	$	$	$

Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before estimated expenses	$	$	$	$

We have agreed to reimburse the Underwriters of up to $200,000 of their expenses. We estimate our total expenses associated with the Offering, excluding underwriting discounts and commissions (but including the reimbursement obligation), will be approximately $[●].

The Underwriters will also serve as placement agents for the concurrent Private Placement, and we will pay them a cash fee equal to 7.0% of the gross sales price of the Private Placement Shares and Private Placement Warrant Shares.

Settlement

We expect to deliver the Offered Shares and Warrants against payment for the Offered Shares and Warrants on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the pricing of the Offered Shares and Warrants. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade the Offered Shares and Warrants prior to the delivery of the Offered Shares and Warrants hereunder will be required, by virtue of the fact that the Offered Shares and Warrants will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the Offered Shares and Warrants who wish to trade the Offered Shares and Warrants prior to their date of delivery hereunder should consult their advisors.

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Indemnification and Contribution

We have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under United States and Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

Standstill

We have agreed in the Underwriting Agreement that for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of the Underwriters (which consent may be withheld at the sole discretion of the Underwriters), directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under the U.S. Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Common Shares, whether any such swap or transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

The restrictions above do not apply to (i) the securities issued in connection with this Offering and the concurrent Private Placement, (ii) any Common Shares issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus and referred to in any documents incorporated herein by reference or (iii) any Common Shares issued or options to purchase Common Shares granted pursuant to our employee benefit plans; provided that, in each case, the recipient of such shares or other securities is subject to substantially the same restrictions as those contained in herein.

Lock-Up Agreements

Our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the Underwriters (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of the Exchange Act or otherwise dispose of or transfer, or announce the Offering of, or file any registration statement under the U.S. Securities Act in respect of, any Common Shares. In addition, the parties may not enter into a swap or other arrangement which is designed to, or could be expected to, result in a disposition, in whole or in part, the economic benefits or risk of ownership in our Common Shares, or otherwise dispose of any Common Shares, currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

The restrictions above do not apply to (i) sales by officers and directors under an aggregate total of $100,000, (ii) exercises of options granted under an employee benefit plan; provided that the shares acquired will be subject to the restrictions set forth in the lock-up agreement, (iii) bona fide gift transfers of Common Shares or securities to immediate family member(s) (as defined in Item 404(a) of Regulation S-K under the Exchange Act), (iv) transfers of Common Shares or securities by will or the laws of descent and distribute to one or more trusts for bona fide estate planning purposes, (v) if the party is a corporation, partnership, limited liability company or other business entity, transfers of Common Shares or securities to any shareholder, partner or member of, or owner of a similar equity interest in, if, such transfer is not for value, (vi) if the party is a corporation, partnership, limited liability company or other business entity, transfers of Common Shares or securities to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate and the transfer is not for value; provided that any transfer pursuant to clause (iii), (iv), (v) or (vi), the transferee agrees to be bound the terms of the lock-up agreement.

The lock-up agreement does not apply to the entering into a written trading plan designed to comply with Section 10b5-1 of the Exchange Act, provided that (i) no sales or other transactions are made pursuant to such plan during the 90 day lock-up period and (ii) no filing or other public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection therewith.

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Price Stabilization, Short Positions and Penalty Bids; Passive Market Making – United States

The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the size of the Of, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the Underwriters under their option to purchase Option Shares and/or Option Warrants. The Underwriters may close out a covered short sale by exercising such option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the Over-Allotment Option to purchase Option Shares and/or Option Warrants. The Underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Shares originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our Common Shares who are Underwriters or prospective Underwriters may, subject to certain limitations, make bids for or purchases of the Common Shares until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our Common Shares to be higher than it would otherwise be in the absence of these transactions. In connection with this Offering, the Underwriters may engage in passive market making transactions in the Common Shares in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of Common Shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

The Underwriters are not required to engage in these activities and may end any of these activities at any time.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making – Canada

Pursuant to policy statements of certain Canadian securities regulatory authorities and the Universal Market Integrity Rules for Canadian Marketplaces (“UMIR”), the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The policy statements and UMIR allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under such policy statements and the UMIR relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

In connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time and may include:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

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Stabilizing transactions consist of bids or purchases made by the Underwriters for the purpose of preventing or retarding a decline in the market price of the Common Shares while this Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in this Offering. Short sales may be “covered short sales”, which are short positions in an amount not greater than the Over-Allotment Option, or may be “naked short sales”, which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared with the price at which they may purchase Common Shares through the Over-Allotment Option.

The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect prospective purchasers who purchase in this Offering.

Any naked short position would form part of the Underwriters’ over-allocation position and a prospective purchaser who acquires Common Shares forming part of the Underwriters’ over-allocation position acquires such Common Shares under this prospectus supplement, together with the short form base shelf prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

As a result of these activities, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on any stock exchange on which the Common Shares are listed, in the over-the-counter market, or otherwise.

Electronic Distribution

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the Underwriters. The Underwriters may agree to allocate a number of Common Shares for sale to their online brokerage account holders. The Common Shares will be allocated to Underwriters that may make Internet distributions on the same basis as other allocations. In addition, Common Shares may be sold by the Underwriters to securities dealers who resell Common Shares to online brokerage account holders.

Other than this prospectus supplement, any accompanying prospectus, the free writing prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, any free writing prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase Common Shares. The Underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

From time to time, certain of the Underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

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Stock Exchange Listing

Pershing has applied to list the Common Shares distributed under this prospectus supplement and the accompanying short form base shelf prospectus on the TSX and NASDAQ, including any Option Shares issued in connection with any exercise of the Over-Allotment Option and the Warrant Shares issuable upon exercise of the Warrants. Listing will be subject to the Company fulfilling all the listing requirements of the TSX and NASDAQ, respectively.

ELIGIBILITY FOR INVESTMENT

In the opinion of Stikeman Elliott LLP, counsel to the Company, and Bennett Jones LLP, counsel to the Underwriters, based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) in force as of the date hereof and all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and subject to the provisions of any particular plan, each of the Offered Shares and Warrants, if issued on the date hereof, would be qualified investments for a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan, registered education savings plan (“RESP”), registered disability savings plan (“RDSP”) or tax-free savings account (“TFSA”), provided that:

(i)	in the case of Offered Shares, the Common Shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX); and

(ii)	in the case of the Warrants, the Warrant Shares to be issued on the exercise of the Warrants are qualified investments as described in (i) above, provided that the Company is not, and deals at arm’s length with each person who is, an annuitant, a beneficiary, an employer or a subscriber under or a holder of such registered plan.

Notwithstanding the foregoing, the holder of a TFSA or an RDSP, the annuitant under an RRSP or RRIF, or the subscriber of an RESP will be subject to a penalty tax in respect of Offered Shares or Warrants held in the TFSA, RDSP, RRSP, RRIF or RESP if such securities are prohibited investments for the TFSA, RDSP, RRSP, RRIF or RESP. A Common Share or Warrant will generally be a “prohibited investment” for a TFSA, RDSP, RRSP, RRIF or RESP if the holder of the TFSA or RDSP, or the annuitant under the RRSP or RRIF, or the subscriber of the RESP does not deal at arm’s length with the Company for the purposes of the Tax Act, or the holder, annuitant or subscriber, as the case may be, has a “significant interest” (as defined in subsection 207.01(4) the Tax Act) in the Company. Holders of a TFSA or an RDSP, annuitants under an RRSP or RRIF, and subscribers of an RESP should consult their own tax advisors as to whether the Offered Shares or Warrants will be a prohibited investment in their particular circumstances.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, counsel to the Company, and Bennett Jones LLP, counsel to the Underwriters, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a purchaser who acquires Offered Shares and associated four-tenth Warrants pursuant to this Offering and who, for the purposes of the Tax Act, and at all relevant times, is resident in Canada, beneficially owns Offered Shares and Warrant Shares (collectively, the “Shares”) and Warrants as capital property, deals at arm’s length with the Company and the Underwriters and is not affiliated with the Company or the Underwriters (a “Holder”). The Shares and Warrants generally will be considered to be capital property to such Holder unless either the Holder acquires or holds such Shares or Warrants in the course of carrying on a business of buying and selling securities, or the Holder acquires such Shares or Warrants in a transaction or transactions as part of an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (a) that is a “financial institution” for purposes of the mark-to-market rules in the Tax Act; (b) that is a “specified financial institution” as defined in the Tax Act; (c) an interest in which is a “tax shelter investment” as defined in the Tax Act; (d) that reports its “Canadian tax results” in a currency other than Canadian currency under the functional currency tax reporting rules in the Tax Act; (e) in respect of whom the Company is or will become a “foreign affiliate” for the purposes of the Tax Act; (f) that is a partnership; (g) that is exempt from tax under Part I of the Tax Act; or (g) that has entered or will enter into a “derivative forward agreement” as defined in the Tax Act with respect to the Shares or Warrants. This summary assumes that at all relevant times the Company is not, and is not deemed to be, resident in Canada for the purposes of the Tax Act.

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This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”). The summary also takes into account the Proposed Amendments, and assumes that all such Proposed Amendments will be enacted in the form proposed. No assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.

On July 18, 2017, the Minister of Finance (Canada) released a consultation paper that included an announcement of the Government’s intention to amend the Tax Act to increase the amount of tax applicable to passive investment income earned through a private corporation. On October 18, 2017, the Minister of Finance (Canada) announced that the Government intends to move forward with the planned amendments subject to further developments to address concerns. No specific amendments to the Tax Act were proposed in connection with these announcements. Holders that are private corporations should consult their own tax advisors regarding the implications of their announcements on their particular circumstances.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, purchasers are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Shares and Warrants.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares and Warrants must be determined in Canadian dollars using the single daily exchange rate of the Bank of Canada on the particular date the particular amount arose or such other rate of exchange as is acceptable to the CRA.

Allocation of Cost

A Holder who acquires Offered Shares and associated four-tenth Warrants will be required to allocate the purchase price paid for each Offered Share and associated four-tenth Warrant on a reasonable basis between the Offered Share and the four-tenth Warrant in order to determine their respective costs to such Holder for the purposes of the Tax Act. For its purposes, the Company intends to allocate $[●] of the Offering Price as consideration for the issue of each Offered Share and $[●] of the Offering Price as consideration for the issue of each four-tenths of a Warrant. Although the Company believes that its allocation is reasonable, it is not binding on the CRA or the Holders.

Exercise or Expiry of Warrants

No gain or loss will be realized by a Holder of a Warrant upon the exercise of such Warrant. When a Warrant is exercised, the Holder’s cost of the Warrant Share acquired thereby will be equal to the adjusted cost base of the Warrant to such Holder, plus the amount paid on the exercise of the Warrant. For the purpose of computing the adjusted cost base to a Holder of each Warrant Share acquired on the exercise of a Warrant, the cost of such Warrant Share must be averaged with the adjusted cost base to such Holder of all other Common Shares of the Company (if any) held by the Holder as capital property immediately prior to the exercise of such Warrant.

Generally, the expiry of an unexercised Warrant will give rise to a capital loss equal to the adjusted cost base to the Holder of such expired Warrant. See “ – Dispositions of Shares and Warrants” below.

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Dividends on Shares

The full amount of dividends received (or deemed to be received) on the Shares by a Holder who is an individual (including a trust), including amounts withheld for foreign withholding tax, if any, will be included in computing the Holder’s income and will not be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received (or deemed to be received) from taxable Canadian corporations.

Dividends received on the Shares by a Holder that is a corporation, including amounts withheld for foreign withholding tax, if any, will be included in computing the Holder’s income, and such Holder will not be entitled to the inter-corporate dividend deduction in computing taxable income which generally applies to dividends received from taxable Canadian corporations.

A Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year may also be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act), including such dividends.

Subject to the detailed rules in the Tax Act, a Holder may be entitled to a foreign tax credit or deduction for any foreign withholding tax paid with respect to dividends received by the Holder on Shares. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction having regard to their own particular circumstances.

Dispositions of Shares and Warrants

A disposition or deemed disposition of a Share or Warrant (other than a disposition arising on the exercise of a Warrant) by a Holder generally will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such Share or Warrant, as applicable, to the Holder.

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Holder in a taxation year must be included in the Holder’s income for the year. A Holder is required to deduct one-half of any capital loss (an “allowable capital loss”) realized in the year from taxable capital gains realized in that year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years, or in any subsequent year, from net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

A Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year may also be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act), including taxable capital gains.

Individuals and certain trusts may be subject to alternative minimum tax in respect of realized capital gains as calculated in accordance with the detailed rules set out in the Tax Act.

Foreign Property Information Reporting

Generally, a Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including Shares and Warrants, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a Holder generally will be a specified Canadian entity. The Shares and Warrants will be “specified foreign property” of a Holder for these purposes. Holders should consult their own tax advisors regarding compliance with these reporting requirements.

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LEGAL MATTERS

Certain Canadian legal matters relating to the Offering on behalf of the Company will be passed upon by Stikeman Elliott LLP, and certain U.S. legal matters relating to the Offering on behalf of the Company will be passed upon by Davis Graham & Stubbs LLP. As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company, and the partners and associates of Davis Graham & Stubbs LLP, as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

Certain Canadian legal matters relating to the Offering on behalf of the Underwriters will be passed upon by Bennett Jones LLP, and certain U.S. legal matters relating to the Offering on behalf of the Underwriters will be passed upon by Cooley LLP. As at the date hereof, the partners and associates of Bennett Jones LLP, as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company, and the partners and associates of Cooley LLP, as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

EXPERTS

Each of Paul Tietz, C.P.G., Neil B. Prenn, P.E., Carl E. Defilippi, P.E. and Mark Jorgensen, Q.P. of MDA is a person who has reviewed or supervised the preparation of information contained or incorporated by reference in this Prospectus upon which certain scientific and technical information relating to Pershing’s mineral properties is based. None of such persons received or will receive a direct or indirect interest in any property of Pershing or any of its associates or affiliates. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Pershing.

AUDITOR

KBL, LLP is the auditor of the Company and has confirmed that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations. KBL, LLP has also confirmed that they are independent with respect to the Company under all relevant US professional and regulatory standards.

REGISTRAR AND TRANSFER AGENT

The Company’s co-transfer agents and co-registrars for its Common Shares are Action Stock Transfer Corporation at its principal offices in Salt Lake City, Utah, United States of America and Computershare Investor Services Inc. at its principal offices in Toronto, Ontario, Canada.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment, irrespective of the determination at a later date of the purchase price of the securities distributed. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

In an offering of Warrants, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in a prospectus is limited, in certain provincial securities legislation, to the price at which the Warrant is offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser.

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CERTIFICATE OF THE COMPANY

Dated: December [●], 2017

This short form prospectus, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the prospectus and this supplement as required by the securities legislation of each of the provinces and territories of Canada, except Quebec.

PERSHING GOLD CORPORATION

By: (Signed) Stephen Alfers	By: (Signed) Eric Alexander

Executive Chairman, President & Chief Executive Officer	Vice President Finance and Controller

On behalf of the Board of Directors

By: (Signed) Alexander Morrison	By: (Signed) Pamela Saxton

Director	Director

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CERTIFICATE OF THE UNDERWRITERS

Dated: December [●], 2017

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated in the prospectus by reference, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered by the prospectus and this supplement as required by the securities legislation of each of the provinces and territories of Canada, except Quebec.

CANACCORD GENUITY CORP.	BMO NESBITT BURNS INC.	cantor fitzgerald Canada corporation

By: (Signed) Craig warren	By: (Signed) Joshua Goldfarb	By: (Signed) Christopher Craib

Managing Director	Director	President & Chief Financial Officer

CLARUS SECURITIES INC.

By: (Signed) Robert Orviss

Managing Director

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